Exhibit 10.1

[EXECUTION COPY]

CONFIDENTIAL TREATMENT REQUESTED BY COVIDIEN LTD.

PURCHASE AGREEMENT AND PLAN OF MERGER

by and among

UNITED STATES SURGICAL CORPORATION

TYCO HEALTHCARE RETAIL SERVICES AG

TYCO HEALTHCARE RETAIL GROUP, INC.

FIRST QUALITY ENTERPRISES, INC.

and, for the purposes of Section 5.11 only,

TYCO HEALTHCARE GROUP LP

and, for the purposes of Section 10.15 only,

COVIDIEN INTERNATIONAL FINANCE S.A.

DATED AS OF DECEMBER 14, 2007

i

EXHIBITS
Exhibit A	Purchaser Commitment Letter
Exhibit B	Form of Intellectual Property License from PTB to Covidien LP
Exhibit C	Form of Intellectual Property License from THRG to Covidien LP
Exhibit D	Form of Tax Agreement between PTB and THRG
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Intellectual Property Assignment
Exhibit G	Form of Supply Agreement (Purchaser as supplier)
Exhibit H	Form of Supply Agreement (Covidien LP as supplier)

PURCHASE AGREEMENT AND PLAN OF MERGER

This Purchase Agreement and Plan of Merger, dated as of December 14, 2007 (this “Agreement”), is made and entered into by and among United States Surgical Corporation, a Delaware corporation (“USSC”), Tyco Healthcare Retail Services AG, a Swiss company (“THRS” and, together with USSC, “Sellers”), Tyco Healthcare Retail Group, Inc., a Delaware corporation (“THRG”), First Quality Enterprises, Inc., a Pennsylvania corporation (“Purchaser”), for purposes of Section 5.11 only, Tyco Healthcare Group LP, a Delaware limited partnership, d/b/a Covidien (“Covidien LP”), and, for purposes of Section 10.15 only, Covidien International Finance S.A., a Luxembourg corporation (“Sellers’ Parent”). Sellers, collectively, Covidien LP, Sellers’ Parent and Purchaser are herein referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, USSC owns all of the issued and outstanding shares of capital stock of THRG;

WHEREAS, THRG, together with certain of its Subsidiaries, is engaged in the business of developing, manufacturing, distributing and selling into the Retail Market certain branded, co-branded, private label, unbranded, generic or contract manufactured: (a) absorbent disposable products used for adult incontinence, including, without limitation, protective underwear, underpads, bladder control pads, guards, inserts, shields and liners, slip-on or other fitted undergarments, traditional adult briefs and belted undergarments; (b) absorbent disposable products used for feminine hygiene, including, without limitation, pads (including contoured, channeled, winged, ultrathin and thin pads), pantiliners and pantishields and similar guards or inserts for panties; and (c) absorbent disposable products used for infants and children who are unable to control their bladder or bowel movements or who are unable to reach a toilet when needed, including, without limitation, baby diapers, training pants, swim pants and youth pants, including in the case of each of (a), (b) and (c), any new similar absorbent disposable products that are developed for similar use (collectively, the “Business”);

WHEREAS, THRS owns the Purchased Intellectual Property Assets (defined below), which are utilized by THRG and certain of its Subsidiaries in the Business; and

WHEREAS, the parties desire that, at the Closing, (a) in accordance with Limited Liability Company Act of the State of Delaware, as amended (the “DLLCA”), and the Delaware General Corporation Law, as amended (the “DGCL”), THRG shall merge with and into a limited liability company (the “LLC”) formed by Purchaser in connection with the transactions contemplated by this Agreement prior to the Closing (as defined below) and (b) THRS shall sell and transfer to Purchaser the Purchased Intellectual Property Assets.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“2007 EBITDA” shall have the meaning set forth in Section 2.4.

“Acquisition Financing” shall have the meaning set forth in Section 4.6.

“Action” shall mean any claim, action, cause of action, charge, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Sellers’ Parent shall be deemed an “Affiliate” of Sellers for all purposes under this Agreement.

“Affiliate Group” shall have the meaning set forth in Section 3.17(a).

“Aggregate Cost Differential” shall have the meaning set forth in Section 2.5(h).

“Agreed Claims” shall have the meaning set forth in Section 8.3(c).

“Agreement” shall have the meaning set forth in the preamble.

“Ancillary Agreements” shall have the meaning set forth in Section 6.6.

“Audited 2007 Financial Statements” shall have the meaning set forth in Section 5.14.

“Audited Financial Statements” shall have the meaning set forth in Section 3.7.

“Balance Sheet Date” shall mean September 29, 2006.

“Benefit Plans” shall have the meaning set forth in Section 3.15(a).

“Business” shall have the meaning set forth in the recitals hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Business Employee” shall mean each individual who, immediately prior to the Closing: (i) shall be (or, in the case of clause (ii)(C) below, is scheduled to become) an employee of a Conveyed Company; and (ii) either (A) shall have been employed and at work on the Closing Date, (B) shall have been absent on the Closing Date because of illness or being on short-term or long-term disability (including maternity disability), workers’ compensation, vacation, parental leave of absence or other absence or leave of absence or (C) shall have received an offer of employment from a Conveyed Company on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date.

“Capital Expenditure Budget” shall have the meaning set forth in Section 5.2(b).

“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority.

“Certificate” shall have the meaning set forth in Section 8.3(a).

“Certificate of Formation” shall have the meaning set forth in Section 2.2(c)(i).

“Cleanup” shall mean all actions required by Law or Governmental Order or as required to protect human health to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms and conditions of this Agreement.

“Closing Adjustment” shall have the meaning set forth in Section 2.5(b).

“Closing Date” shall have the meaning set forth in Section 2.4(a).

“COBRA” shall have the meaning set forth in Section 5.4(i).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Source” shall have the meaning set forth in Section 8.7.

“Competition Laws” shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Competitive Products” shall have the meaning set forth in Section 5.9(d)(i).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated July 23, 2007, between Covidien LP and Purchaser.

“Contract” shall mean any note, bond, mortgage, indenture, guarantee, license, purchase order, sale order, bid, agreement, contract, sub-contract, lease or other binding arrangement, whether written or oral (which, for the avoidance of doubt, does not include any employee benefit or health or welfare plan or arrangement).

“Conveyed Companies” shall mean THRG and its Subsidiaries, and each of the Conveyed Companies shall be referred to individually as a “Conveyed Company”

“Covidien Cafeteria Plan” shall have the meaning set forth in Section 5.4(h).

“Covidien LP” shall have the meaning set forth in the preamble of this Agreement.

“Covidien Savings Plan” shall have the meaning set forth in Section 5.4(e).

“DGCL” shall have the meaning set forth in the recitals hereto.

“Dispute Notice” shall have the meaning set forth in Section 2.5(d).

“DLLCA” shall have the meaning set forth in the recitals hereto.

“Dollars” and “$” shall each mean lawful money of the United States.

“EBITDA Adjustment Amount” shall have the meaning set forth in Section 2.4.

“Effective Time” shall have the meaning set forth in Section 2.4(a).

“Environmental Claim” shall mean any Action or written notice by any Person alleging a claim against any Conveyed Company for potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release of any Hazardous Materials at any location, whether or not owned or operated by the Conveyed Companies, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean any Law, Governmental Order or other requirement of Law relating to pollution or protection of human health or the environment, or for the manufacture, processing, use, transport, treatment, storage, disposal, release, threatened release or exposure to Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any entity that, together with the Conveyed Companies or any Subsidiary, would be treated as a single employer under Code Section 414(b) or (c).

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.5(a).

“Evaluation Material” shall have the meaning set forth in Section 5.1(b).

“Final Allocation” shall have the meaning set forth in Section 5.10(e)(vii)(B).

“Final Capital Adjustment” shall mean an amount equal to the net increase or decrease attributable to the difference between the Final Net Working Capital and the Estimated Net Working Capital.

“Final Net Working Capital” shall have the meaning set forth in Section 2.5(f).

“Financial Interest” shall have the meaning set forth in Section 3.19.

“Financing Commitment” shall have the meaning set forth in Section 4.6.

“First Identified Contract” shall have the meaning set forth in Section 2.5(h).

“Former Business Employee” shall mean a former employee of any Conveyed Company who has retired or otherwise terminated employment and who, as of the Closing Date, is not a Business Employee.

“Fundamental Representations” shall have the meaning set forth in Section 8.5.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any foreign or domestic instrumentality, subdivision, court, administrative agency, commission, department, board, arbitral tribunal, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

“HIPAA” shall have the meaning set forth in Section 5.4(i).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Improvements” shall have the meaning set forth in Section 3.14(d).

“Indebtedness” of any Person shall mean indebtedness of such Person for borrowed money. For the avoidance of doubt, Indebtedness shall not include any capitalized lease obligations, any current liabilities for trade payables or accrued expenses incurred and payable in the ordinary course of business or any non-current liabilities that are not attributable to specific borrowings or debt instruments.

“Indemnified Party” shall have the meaning set forth in Section 8.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.3(a).

“Independent Accounting Firm” shall mean a mutually acceptable nationally recognized firm of independent certified public accountants, other than Grant Thornton LLP and Deloitte & Touche LLP, that has not provided material services to either Sellers or Purchaser or their respective Affiliates in the preceding three years, or if no such firm is available and willing to serve, then a mutually acceptable certified public accountant with significant relevant experience, in each case, upon which Purchaser and Sellers shall have mutually agreed; provided, however, that if Purchaser and Sellers are unable to select such accounting firm within thirty (30) days after delivery of written notice of a disagreement, either party may request the American Arbitration Association to appoint, as soon as possible from the date of such request, an independent accounting firm or certified public accountant, in each case, meeting the requirements set forth above.

“Initial Purchase Price” shall have the meaning set forth in Section 2.3.

“Intellectual Property” shall mean any of the following: United States or foreign (i) patents, and applications therefor; (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights and applications for registration; (iv) internet domain names, applications and reservations therefor and uniform resource locators; and (v) trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, computer software programs, databases, data collections and other proprietary information or material of any type.

“Intercompany Liabilities” shall mean intercompany Liabilities among any Conveyed Company, on the one hand, and any Affiliate of a Conveyed Company, on the other hand, excluding Liabilities with respect to amounts due and owing for goods bought and sold in the ordinary course of the Business.

“Interim Balance Sheet” shall have the meaning set forth in Section 3.7.

“Interim Income Statements” shall have the meaning set forth in Section 3.7.

“IP Assignment” shall have the meaning set forth in Section 6.6(b).

“IRS” shall mean the Internal Revenue Service of the United States of America.

“Joint Purchasing Contracts” shall have the meaning set forth in Section 5.11(b).

“Knowledge of Sellers” shall have the meaning set forth in Section 1.4.

“Laws” shall mean any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation or code of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 3.14(b).

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any lien, security interest, mortgage, pledge, encumbrance, security interest, easement, right of way, covenant, claim, restriction, option, conditional sale or other title retention agreement or charge of any kind.

“LLC” shall have the meaning set forth in the recitals hereto.

“LLC Agreement” shall have the meaning set forth in Section 2.2(c)(i).

“Lower Cost Alternative” shall have the meaning set forth in Section 2.5(h).

“Loss” or “Losses” shall mean any and all losses, Liabilities (excluding any consequential or punitive damages and any loss or decrease in the value of Purchaser’s investment in the Conveyed Companies), claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Action), reasonable costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending or settling any Action), in each case that are due and payable, including any of the foregoing arising under, out of or in connection with any Action, order or award of any arbitrator of any kind, or any Law or Contract (the foregoing, “Losses”); provided, however, no party hereto shall be obligated to indemnify any other Person with respect to any Losses with respect to any matter if such matter was reflected in the calculation of the adjustment to the Purchase Price pursuant to Section 2.5.

“Material Adverse Effect” shall mean any circumstance, change or effect that (a) has a material adverse effect on the financial condition or results of operations of the Business and the Purchased Intellectual Property Assets, taken as a whole, other than any adverse circumstance, change or effect arising out of (i) changes, events or developments affecting generally the industries or markets in which the Conveyed Companies operate, including changes in the national or international petrochemical markets or in any other markets that supply raw materials to the Conveyed Companies, or changes or developments in the use, adoption or non-adoption of technologies or industry standards, (ii) changes in general economic or political conditions or the financing, currency or capital markets in general or changes in currency exchange rates or currency fluctuations, (iii) this Agreement or the consummation of the transactions contemplated hereby, or the announcement hereof or thereof or any action taken by a Party in accordance with this Agreement, (iv) the enactment, repeal or change in any Law, or any change in GAAP or any interpretation of any of the foregoing, (v) the announcement by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Business, (vi) the resignation or termination of any Business Employee, (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (viii) any action required to be taken under any Law or order or any existing Contract by which the Business or any asset of any Conveyed Company is bound, (ix) any failure by the Conveyed Companies to meet any internal projections or forecasts with regard to the Business, or (x) any reduction or cessation of sales of any products to any customer of the Business to the extent such customer has shifted its purchases of such products to Purchaser or an Affiliate of Purchaser, or (b) any disruption, adverse change or condition in the financial, banking or capital markets generally, or in the market for loan syndications or high yield debt in particular, which, in the reasonable judgment of Goldman Sachs Credit Partners L.P., has materially impaired, or could reasonably be expected to materially impair, the syndication of any of the facilities contemplated by the Financing Commitment. For purposes of this definition, “the enactment, repeal or change in any Law” shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law, order, protocol, practice or measure or any other requirement of Law of or by any Governmental Authority which occurs subsequent to the date hereof.

“Material Contracts” shall have the meaning set forth in Section 3.12(a).

“Merger” shall have the meaning set forth in Section 2.2(a).

“Multiemployer Plan” shall mean any “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“Negative Regulatory Action” shall have the meaning set forth in Section 5.3(a).

“Net Working Capital” shall mean the net working capital of the Conveyed Companies on a combined basis, calculated by deducting total current liabilities from total current assets after applying the following adjustments:

1. Cash and Cash Equivalents and prepaid premiums pertaining to the Vermont captive insurance plans, income tax refunds and deferred tax assets shall be excluded from the calculation of total current assets.

2. Liabilities pertaining to rent abatement, income taxes payable and deferred income taxes shall be excluded from the calculation of total current liabilities

3. For purposes of determining the aggregate amount of inventory included in the calculation of total current assets, the carrying value of the inventory of the Conveyed Companies (net of reserves for slow and non-moving inventory historically recorded in compliance with the policies of the Conveyed Companies as described in Schedule 1.1(a)) shall be adjusted as set forth below:

a. Except to the extent covered by clause (b) below, inventory attributable to a former customer of the Business or to a discontinued SKU of an existing customer shall only be included in such calculation to the extent that such inventory has been or is reasonably anticipated to be sold during the period from the date of notice by such customer of such termination or discontinuation until the effective date thereof; and

b. Inventory attributable to a former customer of the Business or to a discontinued SKU of an existing customer that is not covered by clause (a) above and that is reasonably capable of being repackaged and resold to other customers of the Business shall be included in such calculation at a value equal to the lesser of (i) 80% of its book value or (ii) the expected price at which such inventory will be resold to other customers.

“Owned Real Property” shall have the meaning set forth in Section 3.14(a).

“Paragon (Canada)” shall have the meaning set forth in Section 3.17(k)(vi).

“Parent Guarantees” shall have the meaning set forth in Section 5.8(a).

“Parties” shall have the meaning set forth in the preamble of this Agreement.

“Partnership” shall have the meaning set forth in Section 3.17(k)(i).

“Partnership Allocation” shall have the meaning set forth in Section 5.10(e)(iv)(A).

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Permit” shall mean each permit, certificate, license, consent, declaration or registration with, notification to, approval or authorization of any Governmental Authority.

“Permitted Liens” shall mean (i) Liens reflected on the Interim Balance Sheet or on Schedule 1.1(a)(i), (ii) those real estate taxes, assessments and other governmental levies, Taxes, fees or charges imposed with respect to any property which are not currently due and payable or which are being actively contested in good faith by appropriate proceedings, (iii) zoning, building codes and other land use laws regulating the use or occupancy of any real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property, (iv) easements, covenants, conditions, restrictions and other similar matters affecting title to such real property and other title defects which do not materially impair the use or occupancy of such real property, the consummation of this Agreement or the current operations of the Conveyed Companies (v) mechanics’ Liens and similar Liens for labor, materials or supplies provided with respect to any property incurred in the ordinary course of business for amounts which are not delinquent or which are being actively contested in good faith by appropriate proceedings and (vi) any other imperfections of title or any Liens that, individually or in the aggregate, do not materially impair, and could not reasonably be expected to materially impair, the value, marketability or continued use of the property, the consummation of this Agreement or the operations of the Conveyed Companies.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 5.10(a)(i).

“Pre-Closing Taxes” shall have the meaning set forth in Section 5.10(a)(i).

“Preliminary Net Working Capital” shall have the meaning set forth in Section 2.5(c).

“Proceeding” shall have the meaning set forth in Section 10.10(b).

“Proposed Allocation” shall have the meaning set forth in Section 5.10(e)(iv).

“Proposed Partnership Allocation” shall have the meaning set forth in Section 5.10(e)(iv)(A).

“PTB” shall have the meaning set forth in Section 3.17(k)(ii).

“Purchase Price” shall have the meaning set forth in Section 2.3.

“Purchased Intellectual Property Assets” shall mean all of the Intellectual Property identified on Schedule 1.1(b).

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser Cafeteria Plan” shall have the meaning set forth in Section 5.4(h).

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.1(a).

“Purchaser Savings Plan” shall have the meaning set forth in Section 5.4(f).

“Real Property” shall have the meaning set forth in Section 3.14(d).

“Real Property Leases” shall have the meaning set forth in Section 3.14(b).

“Reference Net Working Capital” shall mean [ * ].

“Registered IP” shall have the meaning set forth in Section 3.13.

“Replacement Contract” shall have the meaning set forth in Section 2.5(h).

“Representatives” shall mean, with regard to any specified Person, such Person’s directors, officers, employees, partners, members, Affiliates, financial advisors, attorneys, accountants, consultants, agents and other representatives.

[ * ] Indicates information has been omitted and filed separately with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

“Required Approvals” shall have the meaning set forth in Section 6.4.

“Required Monthly Financial Statements” shall have the meaning set forth in Section 5.14.

“Required Quarterly Financial Statements” shall have the meaning set forth in Section 5.14.

“Retail Market” shall have the meaning set forth in Section 5.9(b)(ii).

“Retailers” shall have the meaning set forth in Section 5.9(b)(ii).

“Retention Agreements” shall have the meaning set forth in Section 5.4(e).

“RG Mexico” shall have the meaning set forth in Section 3.17(k)(iv).

“Second Identified Contract” shall have the meaning set forth in Section 2.5(i).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sellers” shall have the meaning set forth in the preamble of this Agreement.

“Sellers’ Marks” shall have the meaning set forth in Section 5.6.

“Sellers’ Parent” shall have the meaning set forth in the preamble hereto.

“Severance Plans” shall have the meaning set forth in Section 5.4(c).

“Shares” shall have the meaning set forth in Section 2.2(d)(i).

“Solvent” shall mean, with respect to any Person, that (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its Liabilities (including contingent and unliquidated Liabilities), (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable Liabilities as they become absolute and matured, (iii) such Person has adequate capital to carry on its business and (iv) such Person does not intend or believe it will incur Liabilities beyond its ability to pay as such Liabilities mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

“Straddle Period” shall have the meaning set forth in Section 5.10(a)(iv).

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Surviving Company” shall have the meaning set forth in Section 2.2(a).

“Surviving Company Purchasing Contracts” shall have the meaning set forth in Section 5.11(a).

“Tax” shall mean any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Attributes” shall mean for U.S. federal, state, local, and non-U.S. income tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers and carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax Laws.

“Tax Claim” shall have the meaning set forth in Section 5.10(d)(i).

“Tax Indemnified Party” shall have the meaning set forth in Section 5.10(d)(i).

“Tax Indemnifying Party” shall have the meaning set forth in Section 5.10(d)(i).

“Tax Notice” shall have the meaning set forth in Section 5.10(d)(i).

“Tax Return” shall mean any report of Taxes due, any information return with respect to Taxes, or other similar report, statement, declaration or document required to be filed under the Code or other Laws in respect of Taxes, any amendment to any of the foregoing, any claim for refund of Taxes paid, and any attachments, amendments or supplements to any of the foregoing.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Tax Sharing Agreement” shall mean the Tax Sharing Agreement by and among Tyco International Ltd., Covidien Ltd. and Tyco Electronics Ltd. dated as of June 29, 2007.

“Third Party Claim” shall have the meaning set forth in Section 8.4(a).

“Threshold” shall have the meaning set forth in Section 8.6.

“THRG” shall have the meaning set forth in the recitals hereto.

“THRS” shall have the meaning set forth in the preamble.

“Transfer Taxes” means all stamp, transfer, real property transfer, recordation, grantee/grantor, documentary, sales and use, value added, registration, occupation, privilege, or other such similar taxes, fees and costs (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Title Company” shall have the meaning set forth in Section 3.14(a).

“Transition Period” shall have the meaning set forth in Section 5.11(a).

“Tyco-Prepared Returns” shall have the meaning set forth in Section 5.10(b).

“Unaudited Financial Statements” shall have the meaning set forth in Section 3.7.

“USSC” shall have the meaning set forth in the preamble of this Agreement.

“WARN Act” shall have the meaning set forth in Section 3.18(e).

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but, for the purposes of any notice or agreement between the Parties, excluding e-mail communications);

(b) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa;

(c) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d) references to “day” or “days” are to calendar days;

(e) references to this “Agreement” or any other agreement or document shall be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

Section 1.3 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.4 Knowledge. Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the “Knowledge of Sellers”, such knowledge shall mean to the actual knowledge of (as distinguished from constructive or imputed knowledge) those individuals listed on Schedule 1.4 after reasonable due inquiry.

ARTICLE II

PURCHASE AND SALE AND MERGER

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing, THRS shall sell to Purchaser, and Purchaser agrees to purchase from THRS, in each case free and clear of all Liens, other than Permitted Liens and rights reserved by THRS pursuant to the terms of the IP Assignment, the Purchased Intellectual Property Assets.

Section 2.2 The Merger. (a) Upon the terms and subject to the conditions set forth herein, in accordance with the DLLCA and the DGCL, at the Effective Time (as hereinafter defined), THRG shall be merged with and into the LLC (the “Merger”), and the separate corporate existence of THRG shall cease and the LLC, as the surviving entity (the “Surviving Company”), shall succeed to and assume all of the rights and obligations of THRG.

(b) Effects of the Merger. At and after the Effective Time, the separate existence of THRG shall cease, and THRG shall be merged with and into the LLC, which, as the Surviving Company, shall thereupon and thereafter possess all of the rights and obligations of THRG as provided by Section 259 of the DGCL and Section 18-209 of the DLLCA. If at any time the Surviving Company shall determine or be advised that any further assignment or assurances in Law or any other actions are necessary or desirable to vest in the Surviving Company, upon the terms and subject to the conditions set forth herein, the title of any property or rights of THRG, the last acting officers and directors of THRG or the corresponding officers and directors of the Surviving Company, as the case may be, shall execute and make all such proper assignments and assurances and do all things reasonably necessary or proper to vest title to such property or rights in the Surviving Company, and otherwise carry out the purposes of this Agreement.

(c) The Surviving Company.

(i) Certificate of Formation; LLC Agreement. The Certificate of Formation of the LLC (the “Certificate of Formation”) and the Limited Liability Company Agreement of the LLC (the “LLC Agreement”), each as in effect on the Effective Time, shall continue to be the Certificate of Formation and the LLC Agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and as provided by the DLLCA.

(ii) Members. The members of the LLC on the Effective Time shall be the members of the Surviving Company and the capital structure of the Surviving Company shall be as set forth in the LLC Agreement in effect at the Effective Time.

(iii) Officers. The officers of the LLC at the Effective Time shall be the officers of the Surviving Company and will hold office from the Effective Time until their respective successors are duly elected or appointed in the manner provided in the LLC Agreement of the Surviving Company.

(d) Terms of the Merger. Upon the Effective Time:

(i) Each of the shares of capital stock of THRG (the “Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be cancelled and retired and cease to exist;

(ii) Each Share held in the treasury of THRG immediately prior to the Effective Time, if any, shall be cancelled and retired and cease to exist; and

(iii) Each common interest in the LLC outstanding immediately prior to the Effective Time shall represent a common interest in the Surviving Company following the Merger.

(e) Waiver of Dissenters Rights. USSC hereby waives its right to appraisal under Section 262 of the DGCL in respect of the Merger.

Section 2.3 Purchase Price. The consideration for the Shares cancelled in the Merger and the sale and transfer of the Purchased Intellectual Property Assets shall be $335,000,000 (the “Initial Purchase Price”), subject to adjustments pursuant to Section 2.5 (as so adjusted, the “Purchase Price”). The Purchase Price shall be payable as follows:

(a) At the Closing, Purchaser shall deliver to USSC an amount equal to $325,000,000, by wire transfer of immediately available funds to the account or accounts previously notified by USSC in writing to Purchaser.

(b) At the Closing, Purchaser shall deliver to THRS an amount equal to $10,000,000, by wire transfer of immediately available funds to the account or accounts previously notified by THRS in writing to Purchaser.

Section 2.4 Closing. (a) The Closing shall take place at the offices of USSC located at 15 Hampshire Street, Mansfield, Massachusetts 02048 at 10:00 A.M., Boston time, on the first (1st) Business Day on which all conditions precedent specified in Articles VI and VII are satisfied or waived that is either a calendar month end or the end of a pay period for the Business Employees and complies with the first proviso to this sentence, or at such other times and places as the Parties may mutually agree; provided, however, that notwithstanding satisfaction of such conditions, in the event that Purchaser shall have received either the Audited 2007 Financial Statements or the Required Quarterly Financial Statements prior to the Closing, Purchaser may delay the Closing so that it is not less than ten (10) days following the date on which such financial statements are delivered to Purchaser; provided, further, that without the agreement of Sellers and Purchaser, the Closing shall not occur later than the date specified in Section 9.1(b). The date on which the Closing occurs is called the “Closing Date.” The Closing shall be deemed to occur and be effective as of 11:59 P.M. Boston time on the Closing Date. Simultaneously with the Closing, the LLC, as the surviving entity, shall file the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 251 of the DGCL and Section 18-209 of the DLLCA. The Merger shall be come effective, pursuant to the Certificate of Merger, at such time as the Certificate of Merger is so filed, which time is hereinafter referred to as the “Effective Time”.

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Sellers (i) the Purchase Price by wire transfer of immediately available funds to an account or accounts specified by Sellers, (ii) the officer’s certificates referenced in Section 7.1 and 7.2 and (iii) each of the Ancillary Agreements to which Purchaser is a party, executed by Purchaser, as set forth in Section 7.7.

(c) At the Closing, Sellers shall deliver or cause to be delivered to Purchaser (i) all certificates (if any) formerly evidencing the Shares of THRG, (ii) the officer’s certificates referenced in Section 6.1 and 6.2, (iii) each of the Ancillary Agreements executed by Sellers or an Affiliate of Sellers, as set forth in Section 6.6, (iv) an updated version of Schedule 3.22(c) reflecting the information required to be disclosed therein as of the end of the immediately preceding month, if the Closing occurs at least fifteen (15) days following such month, or, if the Closing occurs fewer than fifteen (15) days following such month, as of the end of the month prior to the immediately preceding month and (v) assignments in recordable form of all the Intellectual Property and all applications therefor that are included in the Purchased Intellectual Property Assets in such form as reasonably required by Purchaser.

Section 2.5 Purchase Price Adjustment.

(a) No later than five (5) Business Days prior to the Closing Date, Sellers shall cause to be prepared and delivered to Purchaser a certificate of an officer of Sellers setting forth Sellers’ good faith estimates of the Net Working Capital as of the Closing (the “Estimated Net Working Capital”), which shall be prepared in a manner consistent with past practice and using the same accounting methods, principles, policies, practices, procedures, classifications, judgments, estimation methodologies and accounting standards as were utilized in the preparation of the Interim Balance Sheet.

(b) The Initial Purchase Price shall be increased, if the Estimated Net Working Capital exceeds the Reference Net Working Capital, by an amount equal to the amount of such excess, or decreased, if the Reference Net Working Capital exceeds the Estimated Net Working Capital, by an amount equal to such excess (such net increase or decrease to the Initial Purchase Price, the “Closing Adjustment”).

(c) Within sixty (60) days following the Closing Date, Purchaser shall deliver to Sellers a calculation by Purchaser of the Net Working Capital as of the Closing Date (the “Preliminary Net Working Capital”), which shall be prepared in a manner consistent with past practice and using the same accounting methods, principles, policies, practices, procedures, classifications, judgments, estimation methodologies and accounting standards as were utilized in the preparation of the Interim Balance Sheet.

(d) Sellers shall have forty-five (45) days following receipt the calculation of the Preliminary Net Working Capital to review such calculation and notify Purchaser in writing of any dispute regarding the calculations (a “Dispute Notice”), specifying the reasons therefor in reasonable detail.

(e) In the event that Sellers deliver a Dispute Notice to Purchaser, Purchaser and Sellers shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Net Working Capital shall be made in accordance with the agreement of Purchaser and Sellers and shall be conclusive and binding on Purchaser and Sellers. If Purchaser and Sellers are unable to resolve any such dispute within fifteen (15) Business Days of Sellers’ delivery of such Dispute Notice (or any such longer period as Purchaser and Sellers shall mutually agree in writing), such dispute shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the parties. The Independent Accounting Firm shall consider only those items and amounts as to which Purchaser and Sellers have disagreed within the time periods and on the terms specified above, and may rely only upon information submitted to it by Purchaser and Sellers. The Independent Accounting Firm shall be instructed to use reasonable best efforts to deliver to Purchaser and Sellers a written report setting forth the resolution of each disputed matter within thirty (30) days of submission of the Preliminary Net Working Capital to it and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.5(e) shall initially be shared equally by Purchaser and Sellers; provided, however, that all fees and expenses relating to the foregoing work by the Independent Accounting Firm shall ultimately be borne by Purchaser and Sellers in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation also will be determined by the Independent Accounting Firm and be included in the Independent Accounting Firm’s written report.

(f) The Preliminary Net Working Capital, (A) if no Dispute Notice has been timely delivered by Sellers, as originally submitted by Purchaser, or (B) if a Dispute Notice has been timely delivered by Sellers, as determined pursuant to the resolution of such dispute in accordance with Section 2.5(e), shall be the “Final Net Working Capital.”

(g) If the Final Capital Adjustment exceeds the Closing Adjustment, Purchaser shall pay the amount of such excess to Sellers, pro rata in accordance the portion of the Purchase Price payable to each such Person as set forth in Section 2.3. If the Closing Adjustment exceeds the Final Capital Adjustment, Sellers shall pay the amount of such excess to Purchaser. Purchaser shall, or Sellers shall, as the case may be, within five (5) Business Days after the determination of the Final Capital Adjustment, make such payment to Sellers or Purchaser, as the case may be, by wire transfer in immediately available funds.

(h) In addition to the foregoing, the parties agree that, in the event the consent from the counterparty to the assignment to the Surviving Corporation of THRG’s rights under the Contract identified on Schedule 2.5(h) (the “First Identified Contract”) in connection with the transactions contemplated hereby is not obtained prior to the Closing without any modifications to the terms of the First Identified Contract that pertain to pricing, discounts, rebates, purchasing commitments, duration, termination, payment terms or delivery terms, or that otherwise adversely affect the value thereof, then the Initial Purchase Price shall be reduced at the Closing in an amount equal to 80% of the Aggregate Cost Differential attributable to the Replacement Contract as determined by the Independent Accounting Firm; provided, however, that in no event shall the reduction to the Initial Purchase Price at the Closing pursuant to this Section 2.5(h) exceed $15,000,000. For purposes of this Section 2.5(h): (i) “Replacement Contract” means either (x) the First Identified Contract as amended or otherwise modified in connection with obtaining the consent of the counterparty thereto and consistent with this Section 2.5(h) or (y) if there shall not be a Replacement Contract under clause (x), the Contract entered into by Purchaser or one of its Affiliates in order for the Surviving Corporation to obtain the same or similar product provided pursuant to the First Identified Contract from and after the Closing, which shall have a term of at least twelve (12) months; and (ii) “Aggregate Cost Differential” means the excess of (x) the present value of the aggregate cost under the Replacement Contract to obtain over the period identified on Schedule 2.5(h) the quantities of the product provided pursuant to the First Identified Contract that are identified on Schedule 2.5(h) over (y) the present value of the aggregate cost to obtain over such period such quantities under the First Identified Contract, which present value, in each case, shall be calculated by the Independent Accounting Firm as set forth on and using the assumptions identified on Schedule 2.5(h). The parties agree that the First Identified Contract may not be amended to become the Replacement Contract unless Purchaser shall have consented in writing to the terms of such Replacement Contract in its sole discretion. Notwithstanding any provisions herein to the contrary, in the event that (A) at least ten Business Days prior to the Closing Date, Sellers notify Purchaser in writing of a proposal to amend the pricing, discount and/or rebate terms, but no other terms, and provide a copy of the proposed amendment to the First Identified Contract, which the counterparty thereto is prepared to accept, (B) Purchaser fails or refuses to consent to such amended terms by written notice to Sellers at least five Business Days prior to the Closing Date and (C) Purchaser fails to enter into an alternate Replacement Contract prior to the Closing with a lower Aggregate Cost Differential, the Replacement Contract shall be deemed to be the First Identified Contract as it would have been amended pursuant to the proposal referred to in clause (A). In addition, in the event that on the Closing Date Purchaser or any of its Affiliates shall be a party to any purchasing contracts or arrangements pursuant to which Purchaser or any of its Affiliates is entitled to purchase and the supplier is required or otherwise willing to provide the quantities of the product provided pursuant to the First Identified Contract that are identified in paragraph II of Schedule 2.5(h) in addition to such quantities as Purchaser and its Affiliates reasonably anticipate purchasing thereunder during the same periods that are unrelated to the Business at a lower aggregate cost (net of all applicable discounts and rebates) than the aggregate cost (net of all applicable discounts or rebates) to purchase such products under the First Identified Contract (a “Lower Cost Alternative”), then, for the purposes of determining any adjustment to the Initial Purchase Price pursuant to this Section 2.5(h), the Lower Cost Alternative shall be deemed the Replacement Contract and the applicable price thereunder shall be, in the case where the Lower Cost Alternative is a single contract, the price set forth in such contract (net of all applicable discounts and rebates), or, in the case where the Lower Cost Alternative is more than one contract, a price calculated by determining the weighted average of the price under such contracts (net of all applicable discounts and rebates) based on the quantity applied to each such contract. In the event there is to be an adjustment to the Initial Purchase Price pursuant to this Section 2.5(h), Purchaser shall certify in writing to Sellers on the Closing Date that no Lower Cost Alternative exists or shall provide to the Independent Accounting Firm such information as it may require to determine any adjustment to the Initial Purchase Price pursuant to this Section 2.5(h); it being understood and agreed that the Independent Accounting Firm shall maintain the confidence of such information and use it only for calculating any such adjustment.

(i) In addition to the foregoing, the parties agree that, in the event that (a) the consent from the counterparty to the assignment to the Surviving Corporation of the Contract identified on Schedule 2.5(i) (the “Second Identified Contract”) in connection with the transactions contemplated hereby is not obtained prior to the later of (i) the Closing and (ii) the date on which Purchaser provides the written notice referenced in clause (b) of this Section 2.5(i) and (b) prior to the Closing, THRG, or within one year following the Closing Date, the Surviving Corporation, as applicable, is advised by the customer identified on Schedule 2.5(i) that it will no longer purchase from THRG or the Surviving Corporation, as applicable, any of the products identified on Schedule 2.5(i) due solely to the failure to obtain such consent, and not later than the date that is one (1) year after the Closing Date such customer has in fact ceased all purchases of all such products from the Surviving Corporation or any of its Affiliates for a period of ninety (90) consecutive days (which ninety (90)-day period may extend beyond the date that is one (1) year after the Closing Date), then Purchaser shall provide written notice thereof to Sellers (with a copy of the written communication from such customer, if any shall have been received) within thirty (30) Business Days after the expiration of such ninety (90)-day period; provided, however, that Purchaser shall use its commercially reasonable efforts to obtain from such customer a confirmation in writing that it is no longer purchasing such products due solely to the failure to obtain such consent, or, in the event that such customer is unwilling to so confirm in writing, then an executive officer of Purchaser shall so certify to Sellers in writing. Within ten (10) Business Days following their receipt of such notice, together with a copy of the written communication from such customer or the certification from an executive officer of Purchaser referred to above, Sellers shall pay $10,000,000 in immediately available funds to the account or accounts designated by Purchaser in such notice. Sellers hereby agree that in no event will THRG cease the manufacture and sale of the products identified on Schedule 2.5(i) prior to the Closing, unless directed by the customer identified on Schedule 2.5(i).

(j) The parties agree that any payments made pursuant to this Section 2.5 or by USSC to Purchaser pursuant to the last sentence of Section 5.4(e) will be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise prohibited by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization and Qualification. USSC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. THRS is a company duly organized and validly existing in good standing under the Laws of Switzerland. Each Affiliate of Seller that is a party to an Ancillary Agreement is an entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.

Section 3.2 Corporate Authority; Binding Effect. (a) Each Seller and THRG has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each Affiliate of Sellers that is a party to an Ancillary Agreement has all requisite corporate or partnership authority to execute and deliver such Ancillary Agreement and to perform its obligations thereunder. The execution and delivery by each Seller and THRG of this Agreement and each other document, agreement or instrument to be executed and delivered by such Seller and THRG pursuant to this Agreement, and the performance by such Seller and THRG of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of such Seller and THRG.

(b) This Agreement, when executed and delivered by each Seller and THRG, and each Ancillary Agreement, when executed and delivered by each Affiliate of such Seller party thereto, assuming due execution and delivery hereof and thereof by each of the other parties hereto and thereto, constitute valid and binding obligations of such Seller, THRG and such Affiliate of Sellers, respectively, enforceable against such Seller, THRG and such Affiliate of Sellers in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.3 Conveyed Companies; Capital Structure. (a) Each of the Conveyed Companies is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, with the corporate or partnership power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each of the Conveyed Companies is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b) Schedule 3.3 (b) sets forth the authorized capitalization of each Conveyed Company and the number of shares of each class of capital stock or other equity interests in each such Conveyed Company, which are (to the extent applicable) validly issued and outstanding, fully paid and non-assessable. Except as set forth on Schedule 3.3 (b), there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other written commitments pursuant to which any Conveyed Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities or other equity interests of such Conveyed Company, and no equity securities or other equity interests of any Conveyed Company are reserved for issuance for any purpose. As set forth in Schedule 3.3 (b), USSC owns of record all outstanding Shares of THRG.

Section 3.4 Subsidiaries. Schedule 3.4 contains a list of each Subsidiary of THRG and, with respect to each such Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock or other equity interests, the number and class of shares or other equity interests thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary of THRG is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is in good standing in all other jurisdictions in which it is qualified or authorized to do business. All of the issued and outstanding shares or ownership interests of capital stock, partnership capital or the equivalent of each Subsidiary of THRG is owned directly or indirectly by THRG, free and clear of all Liens (other than Permitted Liens), and are duly authorized and validly issued, free of preemptive rights and, as to corporate Subsidiaries, is fully paid and non-assessable. There are no agreements, options, warrants or other rights or arrangements existing or outstanding that (i) provide for the sale or issuance by any Subsidiary of THRG (including any right of conversion or exchange under any outstanding security or other instrument) of the capital stock, partnership capital or equivalent of any Subsidiary of THRG (other than any such agreements, options, warrants or other rights or arrangements in favor of THRG or any Subsidiary of THRG) or (ii) otherwise relate to the capital stock, partnership capital or equivalent of any Subsidiary of THRG. Other than the outstanding shares or ownership interests of capital stock, partnership capital or the equivalent of each Subsidiary, THRG do not own, directly or indirectly, any other ownership interests in capital stock, partnership capital or other equity interests in any other Person.

Section 3.5 Non-Contravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of THRG, Sellers or Affiliates thereof, as the case may be, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or comparable organizational document of any Seller or Conveyed Company; (ii) subject to obtaining the consents referred to in Schedule 3.5, conflict with, result in a breach of, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of any Seller or Conveyed Company under any Material Contract or Real Property Lease and (iii) assuming the accuracy of Section 4.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which any Seller or Conveyed Company is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations that, individually or in the aggregate, are not material to the ownership or operation of the Business.

Section 3.6 Permits. Except as set forth in Schedule 3.6 and such other Permits the failure of which to be obtained would not materially impair or delay Sellers’ or THRG’s ability to consummate the transactions contemplated by this Agreement, the execution and delivery by Sellers and THRG of this Agreement and each other document, agreement or instrument to be executed and delivered by Sellers and THRG pursuant to this Agreement do not require any Permits.

Section 3.7 Financial Information.

(a) Attached hereto as Schedule 3.7 (a) are (i) the audited combined balance sheets of the Conveyed Companies as at September 30, 2005 and September 29, 2006 and the related audited statements of income and cash flows for the fiscal years ended September 30, 2005 and September 29, 2006 (collectively, the “Audited Financial Statements”) and (ii) the unaudited combined balance sheet of the Conveyed Companies as at June 29, 2007 (such unaudited combined balance sheet being hereinafter referred to as the “Interim Balance Sheet”), together with the related unaudited combined statements of income for the fiscal quarters ended December 29, 2006, March 30, 2007 and June 29, 2007 (the “Interim Income Statements” and, together with the Interim Balance Sheet, collectively, the “Unaudited Financial Statements”). The Audited Financial Statements and the Unaudited Financial Statements have been, in each case, except as described therein or on Schedule 3.7 (b), prepared in accordance with GAAP consistently followed throughout the periods indicated. The Audited Balance Sheets fairly present, in all material respects, the financial position of the Conveyed Companies at September 30, 2005 and September 29, 2006, respectively, and the related statements of income and cash flows fairly present, in all material respects, the results of the operations and cash flows of the Conveyed Companies for the fiscal years ended September 30, 2005 and September 29, 2006, respectively. The Unaudited Financial Statements fairly present, in all material respects, excluding Taxes, the financial position and the results of the operations of the Conveyed Companies at June 29, 2007.

(b) Pursuant to Section 5.14, Sellers will provide the Audited 2007 Financial Statements, the Required Quarterly Financial Statements and the Required Monthly Financial Statements. The Audited 2007 Financial Statements will be prepared in accordance with GAAP and on a consistent basis with the Audited Financial Statements for all periods presented. The Required Quarterly Financial Statements will be prepared on the same basis as the Unaudited Financial Statements except described on Schedule 3.7(b). The required Monthly

Financial Statements will be prepared on the same basis as the Required Quarterly Financial Statements except as described on Schedule 3.7(b). The Audited 2007 Financial Statements will fairly present, in all material respects, the financial position of the Conveyed Companies at September 28, 2007, and the related statements of income and cash flows will fairly present, in all material respects, the results of the operations and cash flows of the Conveyed Companies for the fiscal year ended September 28, 2007.

Section 3.8 Absence of Certain Changes. Since the Balance Sheet Date through the date hereof, except as set forth in Schedule 3.8: (i) no event, change or circumstance that has had a Material Adverse Effect has occurred; (ii) each of the Conveyed Companies has conducted its operations only in the ordinary course of business consistent in all material respects with past practice; and (iii) none of Sellers or any Conveyed Company has taken any action or omitted to take any action that, if taken or omitted to be taken after the date hereof, would constitute a violation of Section 5.2(c).

Section 3.9 No Litigation. Except with respect to Environmental Laws or as set forth on Schedule 3.9, as of the date hereof there is no Action or Governmental Order outstanding or pending or, to the Knowledge of Sellers, threatened, against any (a) Seller in respect of the Business or the transactions contemplated by this Agreement or (b) Conveyed Company, other than any such Action where the only relief sought is monetary damages and the amount in controversy does not exceed $25,000.

Section 3.10 Compliance with Laws. Except with respect to Environmental Laws or except as set forth in Schedule 3.10, the Conveyed Companies (i) have conducted and continue to conduct the Business in all material respects in accordance with all Laws and Governmental Orders applicable to the Business or the ownership or operation thereof, and such Conveyed Companies are not in violation in any material respect of any such Law or Governmental Order; and (ii) possess all Permits necessary for the conduct of the Business as it is currently conducted, other than Permits, the absence of which does not affect in any material way the conduct of the Business as it is currently conducted.

Section 3.11 Environmental Matters. (a) Except as set forth on Schedule 3.11 or as would not reasonably be expected to have a Material Adverse Effect, (i) the Conveyed Companies are in compliance with all applicable Environmental Laws, (ii) each Conveyed Company possesses all Permits necessary for the conduct of the Business as it is currently conducted and is in compliance with the terms and conditions thereof, and (iii) there are no Environmental Claims by any Governmental Authority or other Person pending or, to the Knowledge of Sellers, threatened against any (x) Seller in respect of the Business or (y) Conveyed Company or, to the Knowledge of Sellers, against any Person whose liability for any Environmental Claim in respect of the Business or the Conveyed Companies any Seller or Conveyed Company has retained or assumed either contractually or by operation of Law, and (iv) to the Knowledge of Sellers, there are no present or past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of or exposure to any Hazardous Material that would reasonably be expected to result in any Environmental Claim against any (x) Seller in respect of the Business or (y) Conveyed Company, or, to the Knowledge of Sellers, against any Person whose liability for any Environmental Claim in respect of the Business or the Conveyed Companies any Seller or Conveyed Company has retained or assumed either contractually or by operation of Law.

(b) To the Knowledge of Sellers, Sellers have delivered or otherwise made available for inspection to Purchaser true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by any Seller in respect of the Business or Conveyed Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by any Seller in respect of the Business or Conveyed Company, or regarding any Seller’s or Conveyed Company’s compliance with applicable Environmental Laws in respect of the Business or the Conveyed Companies.

Section 3.12 Material Contracts. (a) Schedule 3.12(a) sets forth as of the date hereof a list of the following Contracts to which a Conveyed Company is a party or is bound (collectively, the “Material Contracts”), true, correct and complete copies (or summaries in the case of oral Contracts) of which Sellers have been made available to Purchaser prior to the Closing:

(i) each lease or other Contract under which any Conveyed Company is a lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party that requires rental payments in excess of $250,000 per annum or $1,000,000 in the aggregate;

(ii) each Contract with any Business Employee requiring payments of total compensation in excess of $200,000 per annum, other than any Contract which by its terms is cancelable by the applicable Conveyed Company with notice of not more than thirty (30) days (or such longer period as required by any Laws) and without cancellation penalties or severance payments;

(iii) each collective bargaining agreement or other labor union Contract of any Conveyed Company.

(iv) each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee in respect of obligations in excess of $250,000;

(v) each customer Contract requiring payments to the applicable Conveyed Company in excess of $250,000 per annum or $1,000,000 in the aggregate;

(vi) each outstanding Contract of the Business requiring payments by the applicable Conveyed Company or Affiliate of the Conveyed Companies in excess of $250,000 per annum or $1,000,000 in the aggregate;

(vii) each Contract materially restricting the ability of the applicable Conveyed Company to engage in any business or compete with any Person;

(viii) each material joint venture Contract and material joint product development Contract;

(ix) each Contract pursuant to which any Conveyed Company is a licensee of Intellectual Property that is used in and material to the conduct of the Business other than software license agreements;

(x) each outstanding license requiring payments by or to a Conveyed Company in excess of $100,000 per annum or $500,000 in the aggregate, pursuant to which any Conveyed Company is a licensee or licensor of Intellectual Property, except for licenses of “off the shelf” computer software and hardware; and

(xi) each hedging Contract and each Contract evidencing outstanding Indebtedness or off-balance sheet financing that is not reflected on the Interim Balance Sheet (other than Intercompany Liabilities).

(b) Except as set forth on Schedule 3.12(b), (i) each Material Contract is a valid and binding obligation of the Conveyed Companies and, to the Knowledge of Sellers, the other parties thereto, and is in full force and effect, (ii) the Conveyed Companies are not in material breach or default under any Material Contract, (iii) to the Knowledge of Sellers, each of the other parties to each Material Contract is not in material breach or default thereunder, and (iv) to the Knowledge of the Sellers, the Conveyed Companies have not received written notice from any other party of its intent to cancel or terminate any Material Contract.

Section 3.13 Intellectual Property.

(a) Schedule 3.13 attached hereto sets forth a complete and current list of all patents, patent applications, registered trademarks, trademark applications, copyrights and copyright applications owned by any Conveyed Company (the “Registered IP”). Except as set forth on Schedule 3.13, the applicable Conveyed Company owns, free and clear of all Liens other than licenses set forth on Schedule 3.13 and Permitted Liens, all of the Registered IP, except where the failure to so own or have such right to use would not reasonably be expected to materially impair Purchaser’s or its Affiliates’ ownership or operation of the Business. Except as set forth on Schedule 3.13, there is no claim or demand of any Person pertaining to, or any proceeding pending or, to the Knowledge of Sellers, threatened in writing, which challenges the actions of the applicable Conveyed Company in the conduct of the Business as of the date of this Agreement. Except as set forth on Schedule 3.13, and except for such infringement, misappropriation, misuse or violation which would not reasonably be expected to materially impair Purchaser’s or its Affiliates’ ownership or operation of the Business, to the Knowledge of

Sellers, (i) the conduct of the Business does not infringe, misappropriate, misuse or violate any Intellectual Property of any Person and (ii) no Person is infringing the Registered IP or the Purchased Intellectual Property Assets.

(b) THRS owns good and transferable title to the Purchased Intellectual Property Assets, free and clear of any Liens, other than Permitted Liens.

(c) None of the Intellectual Property identified on Schedule 3.13(c) currently is being utilized in the conduct of the Business.

Section 3.14 Real Property. (a) Schedule 3.14(a) sets forth a list as of the date hereof of all of the real property owned by any of the Conveyed Companies (collectively, the “Owned Real Property”). Except as set forth on Schedule 3.14(a), each parcel of Owned Real Property is owned in fee simple by the applicable Conveyed Company. The applicable Conveyed Company has good, valid and marketable fee simple or equivalent title to such Owned Real Property, free and clear of any Liens, other than Permitted Liens. Title to the Owned Real Property located in Macon, Georgia shall at Closing be insurable as such under a reputable title insurance company (the “Title Company”), free and clear of all Liens, except Permitted Liens and any matters which the Title Company has committed to insure over or omit.

(b) Schedule 3.14 (b) sets forth a list as of the date hereof of all leases, subleases, licenses or other Contracts, including all amendments, extensions, renewals, guaranties or other Contracts with respect thereto, pursuant to which any Conveyed Company leases, subleases, occupies or uses real property as a lessee, sublessee or licensee (collectively, the “Real Property Leases”). Except as set forth in Schedule 3.14 (b), the applicable Conveyed Company holds a valid and subsisting leasehold interest in each real property subject to a Real Property Lease (collectively, the “Leased Real Property”), free of subtenancies and other occupancy rights and Liens and each such Real Property Lease is a valid and binding obligation on the applicable Conveyed Company in accordance with its terms. For the purposes of this Agreement, “Leased Real Property” shall include the leasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Conveyed Companies under the Real Property Leases. True and correct copies of each Real Property Lease have been made available to Purchaser by Sellers.

(c) The Conveyed Companies have not given or received a written notice of default under any of Real Property Lease that remains uncured, and to the Knowledge of the Sellers there exists no event of default, event, occurrence or act which, with the giving of notice, the lapse of time, or both, or the happening of a further event or condition, would result in a material default under any Real Property Lease by the Conveyed Companies or the applicable landlord under any such Leases.

(d) For the purposes of this Agreement, “Real Property” shall mean the Owned Real Property and the Leased Real Property. To the Knowledge of Sellers, all

buildings, structures, fixtures, building systems and equipment in the Real Property (the “Improvements”) are in a condition that is in all material respects sufficient for the operation of the Business as currently conducted, subject to reasonable wear and tear.

(e) No Conveyed Company has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Real Property. No Conveyed Company has vacated or abandoned any Real Property or given written notice to any Person of their intent to do the same.

(f) No Conveyed Company is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement).

(g) To the Knowledge of Sellers, the ownership of the Owned Real Property or lease of Leased Real Property by the Conveyed Companies or the use thereof, as presently used by the Conveyed Companies, does not violate in any material respect any applicable Laws, including, without limitation, local zoning or similar land use Laws currently in effect, and, to the Knowledge of Sellers, (i) there is not any proposed change therein that would so affect any of the Real Property or its use and (ii) there is no material violation thereof by any Conveyed Company. To the Knowledge of Sellers, no Governmental Authority or other Person has provided written notice to any Conveyed Company claiming that such Conveyed Company’s use or occupancy of any Real Property violates applicable Law in any material respect, except to the extent such claims have been resolved or settled. To the Knowledge of Sellers, no Conveyed Company is in violation of or in noncompliance with any current covenant, conditions, restriction, order or easement affecting the Real Property to the extent such violation or noncompliance would reasonably be expected to materially impair the occupancy or use thereof. There is no expropriation or condemnation proceeding pending, or to the Knowledge of Sellers, threatened or proposed, adversely affecting the Real Property in any material respect.

(h) All requisite certificates of occupancy and other Permits required to be held by the Conveyed Companies with respect to the buildings, structures and improvements on any of the Real Property and the occupancy and use thereof have been obtained and are currently in effect, except to the extent the failure to obtain or maintain such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.15 Employee Benefit Plans. (a) Section 3.15(a) lists all material employee benefit plans (as defined in ERISA Section 3(3)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, which are maintained, contributed to or sponsored by Sellers or an Affiliate of Sellers and which provide benefits to any Business Employees or Former Business Employees (collectively, the “Benefit Plans”). Sellers have made available to Purchaser a complete and accurate copy of (i) each Benefit Plan (or a written summary of any Benefit Plan), including all amendments thereto; (ii)

the most recently distributed summary plan description and summary of material modifications relating to any Benefit Plan, as applicable; and (iii) the Covidien Savings Plan’s most recent favorable determination letter issued by the IRS. Section 3.15(a)(ii) lists all Benefit Plans sponsored by the Conveyed Companies.

(b) Except as otherwise stated in Schedule 3.15 (b):

(i) The Covidien Savings Plan received a favorable determination letter from the IRS as to its qualification under Code Sections 401(a) and 501(a). The Covidien Savings Plan complies in all material respects with the applicable provisions of ERISA and the Code and has been operated and administered in all material respects in accordance with its terms and with the applicable provisions of ERISA and the Code;

(ii) No Benefit Plan is subject to Title IV of ERISA or is a multiemployer plan within the meaning of ERISA Section 3(37)(A) and neither the Conveyed Companies nor any of their ERISA Affiliates has maintained or contributed to any Title IV or Multiemployer Plan within the last six years;

(iii) To the Knowledge of Sellers, each Benefit Plan which is a group health plan (as such term is defined in ERISA Section 607) complies and has complied, in all material respects, with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA;

(iv) The consummation of the transactions contemplated by this Agreement, either alone or in combination with other events, will not, except as expressly provided in this Agreement (A) entitle any Business Employee or Former Business Employee of the Conveyed Companies to separation, termination or severance pay, unemployment compensation or any other similar-type benefit payment, (B) result in the payment to any Business Employee or Former Business Employee, officer, director or consultant of the Conveyed Companies of any money or other property, (C) accelerate the time of payment or vesting, or increase the amount of compensation due any Business Employee or Former Business Employee, or (D) cause any amounts payable under the Benefit Plans to fail to be deductible for United States federal income Tax purposes by virtue of Section 280G of the Code;

(v) There are no pending or, to the Knowledge of Sellers, threatened or anticipated claims by or on behalf of any Benefit Plan, by any Business Employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits); and

(vi) Schedule 3.15(c) sets forth a list of Business Employees and includes the following information with respect to each Business Employee employed in the United States and, to the extent applicable, Canada: salary as of November 15, 2007; estimated fiscal year 2007 bonus; and estimated salary as of December 24, 2007. The list also sets forth, as of November 15, 2007, the following information with respect to each Business Employee employed at the Conveyed Companies’ plant located in Tijuana, Mexico: annual salary; annual bonus; and daily salary as per Mexican Law.

Section 3.16 Personal Property. Except as set forth on Schedule 3.16, the Conveyed Companies have good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, except for Permitted Liens, all of the tangible personal property and assets reflected on the Interim Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the ordinary course of Business since the Balance Sheet Date. The Conveyed Companies own or have the right to use all of the tangible personal properties and assets necessary for the conduct of the Business as currently conducted.

Section 3.17 Taxes. Except as set forth in Schedule 3.17:

(a) All federal, state, local, and foreign Tax Returns relating to or with respect to the Conveyed Companies or the Purchased Intellectual Property Assets required to be filed by or on behalf of the Conveyed Companies and each consolidated, combined, unitary, affiliated aggregate or similar group of which Sellers and any of the Conveyed Companies is a member (an “Affiliated Group”) have been timely filed (taking into account applicable extensions), and each such Tax Return is complete and correct in all material respects and prepared in accordance with applicable Law.

(b) All material Taxes relating to the Conveyed Companies or the Purchased Intellectual Property Assets have been paid, to the extent due, or adequate reserves therefor have been established.

(c) There is no deficiency, proposed adjustment, or matter in controversy with respect to any Taxes that has been asserted or assessed in writing relating to the Conveyed Companies or the Purchased Intellectual Property Assets that has not been paid or settled in full. There is no audit, claim, action, suit, proceeding or investigation pending against any of the Conveyed Companies, or against THRS with respect to the Purchased Intellectual Property Assets, nor has any Seller or any of the Conveyed Companies been informed in writing of the commencement or anticipated commencement of any such activity.

(d) All Tax withholding and reporting requirements relating to the Conveyed Companies (including any withholding with respect to wages or other amounts paid to employees) have been satisfied in full.

(e) None of the Conveyed Companies is a party to any agreement providing for the allocation or sharing of, or reimbursement of or indemnification for, Taxes.

(f) There are no Liens relating to Taxes upon the assets of any of the Conveyed Companies or the Purchased Intellectual Property Assets other than Liens relating to Taxes not yet due and payable.

(g) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of the Conveyed Companies.

(h) To the Knowledge of Sellers, none of the Conveyed Companies is a party to any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4, was a party to any such transaction at any time from and after January 1, 1996, or claimed any tax benefit (or failed to recognize any adverse tax consequence) from any such transaction at any time from and after January 1, 1996.

(i) The U.S. federal Tax Returns of the Conveyed Companies, including the U.S. federal Tax Returns of the Affiliated Groups of which any Conveyed Company is a member and any Seller or any Conveyed Company is the common parent have been examined, and such examinations have been resolved, or the statute of limitations has expired, for all taxable years through September 30, 2000.

(j) No Conveyed Company has any liability for, or obligation to reimburse or indemnify against the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign Law, or as a transferee or successor, or by Contract or otherwise.

(k) (i) The aggregate adjusted basis for United States federal income Tax purposes of the assets owned (for United States federal income Tax purposes) by Tyco Healthcare Retail Group GPS (the “Partnership”), reduced by the liabilities of the Partnership, for United States federal income Tax purposes, is not less than [ * ].

(ii) The aggregate adjusted basis for United States federal income Tax purposes of the partnership interests in the Partnership owned by THRG is not less than [ * ].

(iii) The aggregate adjusted basis for United States federal income Tax purposes of the partnership interests in the Partnership owned by Paragon Trade Brands, Inc. (“PTB”) is not less than PTB’s capital account for federal income tax purposes with respect to such interest, which capital account is not less than [ * ].

[ * ] Indicates information has been omitted and filed separately with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

(iv) At the Closing Date, the earnings and profits (for United States federal income Tax purposes) of RG Mexico will be not more than [ * ].

(v) At the Closing Date, the Section 902 post-1986 foreign income taxes of RG Mexico (determined for United States federal income Tax purposes) will be not less than [ * ].

(vi) At the Closing Date, the earnings and profits (as determined for United States federal income Tax purposes) of Paragon Trade Brands (Canada) Inc. (“Paragon (Canada)”), excluding previously taxed income of approximately [ * ] Canadian dollars, will be not more than [ * ] Canadian dollars.

(vii) Each of Private Products, Inc., Confab International LP, PTB Acquisition Sub, Inc. and PTB Holdings, Inc. are shell corporations not doing business, and have no assets or liabilities other than contingent liabilities for taxes, if any, of an affiliated group of which they were previously members.

Section 3.18 Labor Matters. Except as set forth in Schedule 3.18:

(a) There are no (i) material labor-related grievances, material labor-related arbitrations, strikes, labor disputes, slowdowns, lockouts, or work stoppages with respect to or involving any Business Employees pending or, to the Knowledge of Sellers, threatened against or affecting any of the Conveyed Companies, and, to the Knowledge of Sellers, there have not been any such grievances, arbitrations, strikes, disputes, slowdowns, lockouts, or work stoppages within the past two (2) years; (ii) unfair labor practice charges or complaints pending or, to the Knowledge of Sellers, threatened against any of the Conveyed Companies, and none of the Conveyed Companies has committed any unfair labor practice as defined in the National Labor Relations Act or similar foreign Law, except to the extent any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) collective bargaining agreements or other labor union contracts applicable to any Business Employees, and none of the Conveyed Companies is a party to or bound by any collective bargaining agreement or other labor union contract, and none of the Business Employees are represented by any labor organization with respect to their employment with any of the Conveyed Companies; or (iv) pending demands for recognition or certification, or no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority involving any Business Employees, and, to the Knowledge of Sellers, there are currently no activities or proceedings of any labor union or of any employee or group of employees to organize any of the Business Employees.

(b) The Conveyed Companies are in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws

[ * ] Indicates information has been omitted and filed separately with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(c) The Conveyed Companies are not delinquent in payments to any Business Employees for any services or amounts required to be reimbursed or otherwise paid.

(d) None of the Conveyed Companies has received (i) written notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices; or (ii) written notice from any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws of any pending material investigation with respect to or relating to the Conveyed Companies.

(e) The Conveyed Companies are and have been in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local Law relating to plant closings and layoffs (“WARN Act”), and none of the Conveyed Companies have any outstanding Liabilities under the WARN Act, except to the extent any such failure to comply or Liabilities would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) To the Knowledge of Sellers, no Business Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by any of the Conveyed Companies or (ii) to the knowledge or use of trade secrets or proprietary information.

Section 3.19 Interests in Clients, Suppliers, Etc.; Affiliate Transactions. Except as related to purchases and sales of goods and services in the ordinary course of the Business, and except as set forth on Schedule 3.19, (i) there are no Liabilities between a Seller or any of its Affiliates (other than the Conveyed Companies), on the one hand, and a Conveyed Company, on the other hand, and (ii) no Seller or, to the Knowledge of Sellers, any executive officer or director of any Seller or Affiliate thereof, possesses, directly or indirectly, any financial interest in, or is a director or executive officer of, any Person which is a client, supplier, customer, lessor or lessee of a Conveyed Company. For purposes of this Section, a “financial interest” shall mean five percent (5%) or more of any class of securities or equity interests of any Person.

Section 3.20 Brokers. Except for Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or Conveyed Company. Sellers are solely responsible for such fees and expenses of Morgan Stanley & Co., Incorporated.

Section 3.21 Insurance. Schedule 3.21 sets forth a complete and correct list of all material insurance policies of any kind or nature covering the Conveyed Companies or any of their respective employees, properties or assets. All such insurance policies are in full force and effect, all premiums that are due with respect thereto covering all periods up to and including the Closing Date have been or will be paid or accrued, no notice of cancellation or termination has been received with respect to any such policy. There is no material pending claim by the Conveyed Companies under any such policy as to which coverage has been denied or disputed by any underwriter of such policy.

Section 3.22 Suppliers and Customers.

(a) Schedule 3.22(a) sets forth a list of the top twenty suppliers of the Business during the twelve-month period beginning on October 1, 2006 and ending on September 30, 2007.

(b) Schedule 3.22(b) sets forth a list of the top twenty customers of the Business during the twelve-month period beginning on October 1, 2006 and ending on September 30, 2007.

(c) As of October 31, 2007, Schedule 3.22(c) indicates unpaid, unused or otherwise earned rebates or other incentives attributable to purchases made under any Material Contract with each supplier of the Business. All such rebates or other incentive payments attributable to purchases made on behalf of the Business under such Material Contracts are reflected as receivables on the balance sheet of the Business.

(d) Except as set forth on Schedule 3.22(d), to the Knowledge of Sellers, the Conveyed Companies have not received notice from any customer or supplier listed on Schedule 3.22(a) or 3.22(b) of such customer’s or supplier’s intent to cancel, terminate or materially reduce its relationship with the Conveyed Companies.

Section 3.23 Absence of Undisclosed Material Liabilities. There are no Liabilities of the Conveyed Companies, whether absolute, accrued, contingent, or otherwise, other than Liabilities (a) reflected or reserved against on the Interim Balance Sheet, (b) set forth in Schedule 3.8, 3.9, 3.10, 3.11, 3.12, 3.14(b), 3.15(a), 3.15(b), 3.17, 3.18 or 3.23, (c) incurred since June 29, 2007 in the ordinary course of business of the Conveyed Companies consistent with past practice that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) otherwise incurred since the Balance Sheet Date that would not, individually or in the aggregate, reasonably be expected to be material to the Conveyed Companies, taken as a whole, or (e) performance obligations under any Contract entered into in the ordinary course of business of the Conveyed Companies consistent in all material respects with past practice that is not required to be disclosed on Schedule 3.12 pursuant to the terms of Section 3.12.

Section 3.24 Solvency. Neither Sellers nor the Conveyed Companies currently are insolvent or will be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 3.24, “insolvent” means, with respect to any Person, the sum of the Liabilities of such Person exceeds the present fair saleable value of such Person’s assets.

Section 3.25 Product Warranty. Except as would not reasonably be expected to have a Material Adverse Effect, the products sold by the Business have been manufactured in compliance with applicable specifications, are or were fit for the purpose intended and are or were substantially free from defects and are merchantable.

Section 3.26 Books and Records. The books of account, minute books, stock record books and other records of the Conveyed Companies are complete and correct in all material respects and have been maintained in accordance in all material respects with applicable Laws and sound business practices. The minute books of the Conveyed Companies contain, in all material respects, accurate and complete records of all meetings of, and corporate action taken by, the Conveyed Companies’ shareholders, partners or members (as the case may be) and boards of directors or other governing bodies (as the case may be) and all committees of the Conveyed Companies’ boards of directors or other governing bodies (as the case may be), and no meeting of any such shareholders, partners or members (as the case may be), boards of directors or other governing bodies (as the case may be) or such committees have been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute books and stock record books of the Conveyed Companies heretofore have been made available to Purchaser.

Section 3.27 Bank Accounts. Schedule 3.27 sets forth (i) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Conveyed Companies maintain safe deposit boxes, checking accounts or other accounts of any nature where the available balance of such account customarily equals or exceeds $10,000 and (ii) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 3.28 Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS IN THIS ARTICLE III ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS WITH RESPECT TO THE CONVEYED COMPANIES AND THE BUSINESS. SELLERS HEREBY DISCLAIM ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE CONVEYED COMPANIES OR THE BUSINESS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Pennsylvania.

Section 4.2 Corporate Authority. (a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and, when executed and delivered by Purchaser pursuant to this Agreement, the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of Purchaser.

(b) This Agreement, and the Ancillary Agreements to which Purchaser is a party when executed and delivered by Purchaser pursuant to this Agreement, assuming due execution and delivery hereof and thereof by each of the other parties hereto and thereto, constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.3 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser; (ii) conflict with, or result in a breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under, or to a loss of any benefit of Purchaser to which Purchaser is entitled under, any Contract to which Purchaser is a party or by which any of its assets are bound, lease of real estate or license of Intellectual Property to which Purchaser and any of its Affiliates is a party or is subject and (iii) assuming the accuracy of Section 3.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations that, individually or in the aggregate, are immaterial to Purchaser’s ability to consummate the transactions contemplated hereby and perform its obligations hereunder.

Section 4.4 Permits. Except for such Permits the failure of which to be obtained would not materially impair or delay Purchaser’s ability to consummate the transactions contemplated by, and perform its obligations under, this Agreement, the execution and delivery by Purchaser of this Agreement, the Ancillary Agreements to which it is a party and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement do not require any Permits.

Section 4.5 Third-Party Approvals. Other than (a) the pre-merger notification and waiting period requirements of the HSR Act and the requirements of the Competitions Laws of any other relevant jurisdiction or (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement, the execution, delivery and performance by Purchaser of this Agreement, the Ancillary Agreements to which it is a party and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and the transactions contemplated hereby and thereby, do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained or effected by Purchaser.

Section 4.6 Financial Capability. Attached as Exhibit A is a correct and complete copies of the debt commitment letter (the “Financing Commitment”) to be used in connection with the transactions contemplated hereby (“Acquisition Financing”). The Financing Commitment is in full force and effect, have not been withdrawn or terminated or otherwise amended or modified in any respect, and Purchaser has no reason to believe that the Financing Commitment will not lead to the Acquisition Financing contemplated thereby. The proceeds from such Acquisition Financing constitute all of the financing required to be provided by Purchaser for the consummation of the transactions contemplated hereby. The Financing Commitment constitutes the entire and complete agreement between the parties thereto with respect to the financing contemplated thereby and there are no conditions precedent or other contingencies related to the funding of the Acquisition Financing other than as set forth in the Financing Commitment.

Section 4.7 Securities Act. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.8 No Litigation. As of the date hereof, there is no Action or Governmental Order outstanding or pending or, to the knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates that could delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 4.9 Brokers. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for such fees and expenses of Goldman, Sachs & Co.

Section 4.10 Solvency. Purchaser is not entering into the transactions contemplated hereby, with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated hereby Purchaser and its Subsidiaries will be Solvent and will have adequate capital to carry on their respective businesses.

ARTICLE V

COVENANTS

Section 5.1 Information and Documents. (a) From and after the date hereof and prior to the Closing, subject to applicable Law and any applicable Governmental Order, upon reasonable advance notice to Sellers, Sellers shall permit Purchaser and its Representatives to have reasonable access, during normal business hours, to the Business Employees, and to the assets, books and records of the Conveyed Companies, and shall make available to Purchaser such financial and operating data and other available information with respect to the Business, the Conveyed Companies and the Purchased Intellectual Property Assets as Purchaser shall from time to time reasonably request; provided, however, that no such access shall unreasonably interfere with the Conveyed Companies’ operation of the Business; and provided, further, that no Seller shall be required to take any action which could constitute a waiver of attorney-client privilege. In addition and notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Sellers shall permit Purchaser, from time to time prior to the Closing upon Purchaser’s reasonable request, to contact customers and suppliers of the Business to discuss the transactions contemplated hereby; provided, however, that Purchaser shall notify Sellers prior to contacting any such customer or supplier, and representatives of Sellers shall be permitted to participate in any such discussions.

(b) All information received by Purchaser and given by or on behalf of Sellers and the Conveyed Companies in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates and Representatives as “Evaluation Material”, as defined in, and pursuant to the terms of, the Confidentiality Agreement; provided, however, that from and after the Closing no such restrictions will apply to any Evaluation Material related to the Conveyed Companies, the Purchased Intellectual Property Assets or the Business.

(c) From the date hereof until the fourth (4th) anniversary of the Closing Date, unless this Agreement is terminated in accordance with its terms, Sellers shall, and shall cause each of its Affiliates and Representatives to, maintain all non-public or confidential information relating to the Conveyed Companies and the Purchased Intellectual Property Assets in confidence and not disclose to any other Person or use any such information for any purpose; provided, further, that such restrictions shall not apply to (A) any information that becomes publicly available prior to or after the Closing Date (other than as a result of disclosure in violation of this Section 5.1), (B) any information that becomes available prior to or after the Closing Date on a non-confidential basis from a source other than Sellers, the Conveyed Companies or any of their respective Representatives, provided that such source was not, to the knowledge of such Person, prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (C) any public disclosure required by applicable Law, any Governmental Authority, so long as prompt notice of such disclosure under this clause (C) is given to the Purchaser prior to making such disclosure with reasonably sufficient time, where reasonably practicable, to object to disclosure or seek protective measures for such non-public or confidential information.

(d) Following the Closing, upon request of Purchaser from time to time, Sellers shall, at Sellers’ option, either assign to Purchaser or enforce the terms of each confidentiality agreement entered into in connection with the process undertaken by the Conveyed Companies to sell the Business.

(e) It is expressly understood and agreed that, without the prior written consent of Sellers, which consent may be granted or withheld in Sellers’ sole and absolute discretion, nothing in this Agreement shall be construed to grant Purchaser the right to perform any Phase I, Phase II or other environmental testing on any facilities owned, operated or leased by any of the Conveyed Companies prior to the Closing Date.

Section 5.2 Conduct of Business. From and after the date hereof to the earlier of (A) the termination of this Agreement and (B) the Closing Date, except (I) as set forth on Schedule 5.2 or as otherwise expressly permitted by this Agreement, (II) as Purchaser shall otherwise consent in writing and (III) as may be necessary or advisable, in the sole discretion of Sellers to remove any Cash or Cash Equivalents from any Conveyed Company, Sellers covenant and agree that they shall cause the Conveyed Companies:

(a) conduct the operations of the Business and the Conveyed Companies and maintain the Purchased Intellectual Property Assets in the ordinary course and consistent in all material respects with prior practice;

(b) make capital expenditures substantially in accordance with the capital budget set forth on Schedule 5.2(b) (the “Capital Expenditure Budget”), to the extent such budgeted expenditures are planned to be made prior to the Closing Date;

(c) not do any of the following:

(i) sell, lease, license, abandon or otherwise dispose of any material assets, including the Purchased Intellectual Property Assets, except (A) in the ordinary course of the Business, (B) to another Conveyed Company or (C) pursuant to the transactions contemplated hereby;

(ii) except as required to comply with applicable Law or a Benefit Plan as in effect on the date hereof, (A) increase the wages, salaries, compensation, bonus, pension or other benefits or perquisites payable to any Business Employee except for increases in the ordinary course of business consistent in all material respects with past practice, (B) grant or increase any retention, severance, change in control, termination or similar compensation or benefits payable to any Business Employee, or (C) adopt, enter into, terminate or amend in any material respect any material Benefit Plan (or any plan that would constitute a material Benefit Plan if in effect on the date hereof);

(iii) change, amend or restate the charter, certificate of formation or incorporation, limited partnership agreement or bylaws (or other comparable organizational or governing documents) of any Conveyed Company;

(iv) authorize for issuance, issue, sell or deliver or agree or commit to issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, any Conveyed Company or their Subsidiaries or (B) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (1) any capital stock of, or other equity or voting interest in, any Conveyed Company or their Subsidiaries or (2) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Conveyed Company or their Subsidiaries;

(v) split, combine, redeem or reclassify, purchase or otherwise acquire any shares of its capital stock or other securities;

(vi) enter into any binding commitment in respect of, or take any other action in furtherance of, any actual or proposed direct or indirect merger, consolidation, stock purchase, tender offer, exchange offer, issuance, sale distribution, other disposition, recapitalization, restructuring, spin-off or any similar transaction of or involving the Conveyed Companies or any of the securities (or options, rights or warrants to purchase, or securities convertible into, such securities) of the Conveyed Companies, or any transaction that is similar in form, substance or purpose of any of the foregoing transactions;

(vii) make any investment in, material acquisition of capital stock or assets of, or material capital contributions to, any Person;

(viii) write down the value of inventory, write-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent in all material respects with past practice and any write-off of such notes or accounts receivable that are fully reserved for on the Interim Balance Sheet;

(ix) cancel or waive any material claims or material rights of substantial value to the Conveyed Companies or the Purchased Intellectual Property Assets, other than in the ordinary course of the Business;

(x) voluntarily permit to be incurred any Lien on any of the material properties or assets of, or sell, assign, transfer, convey, lease, distribute or otherwise dispose of any of the Purchased Intellectual Property Assets or material assets of the Conveyed Companies, except for inventory disposed of in the ordinary course of business of the Conveyed Companies consistent in all material respects with past practice or obsolete, expired, damaged or worn out properties or assets;

(xi) declare or pay any dividend, other than as provided for in Section 5.5;

(xii) make or commit to make capital expenditures outside the ordinary course of business consistent in all material respects with past practice, to the extent such expenditures are not reflected on the Capital Expenditure Budget;

(xiii) change the accounting methods, principles or practices used in respect of the operations of the Business and the Conveyed Companies except as a result of any requirements of Law or as required by changes in GAAP;

(xiv) enter into any Contract relating to the Business that would be a Material Contract, or enter into, amend, modify, terminate or waive any right under any Material Contract;

(xv) settle or compromise any pending or threatened litigation unless such settlement is limited to monetary damages and includes a full release of the Conveyed Companies relative to such claim;

(xvi) make any loan or advance to any of the officers, employees, affiliates, agents or consultants of the Conveyed Companies or make an change in existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, other than routine advances to employees in the ordinary course of business of the Conveyed Companies consistent in all material respects with past practice;

(xvii) except for entering into license agreements in the ordinary course of business consistent in all material respects with past practice, transfer or grant any third party any rights with respect to any Intellectual Property or dispose of or permit to lapse any rights to use of any material Intellectual Property;

(xviii) permit the Conveyed Companies to incur or assume any long-term indebtedness or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for material obligations of any other Person, unless extinguished prior to the Closing;

(xix) permit any insurance policy naming the Conveyed Companies as a named insured to be canceled or terminated, unless replaced with a policy providing substantially similar coverage;

(xx) compromise or settle any issue relating to Taxes with respect to the Conveyed Companies, except for issues relating to Taxes of the Conveyed Companies covered by the Tax Sharing Agreement, if such compromise or settlement reasonably could be expected to affect a material amount of Tax of the Conveyed Companies after the Closing Date; or

(xxi) take, or agree in writing or otherwise to take, any of the actions described in this Section 5.2(c).

(d) Notwithstanding anything contained in this Agreement to the contrary, Sellers, Sellers’ Affiliates and the Conveyed Companies shall be permitted to maintain through the Closing Date the cash management system utilized in the operation of the Business and the cash management procedures as currently conducted by Sellers, Sellers’ Affiliates and the Conveyed Companies. The Conveyed Companies shall be permitted to borrow funds from Sellers and their Affiliates as is necessary to operate the Business in the ordinary course and repay such borrowings in the ordinary course. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Business or the Conveyed Companies prior to the Closing Date. During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing Date, neither Purchaser nor Seller shall not take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding (or that would reasonably be expected to prevent, materially delay or materially impede) the consummation of the transactions contemplated by this Agreement, permit or cause any of its Subsidiaries or Affiliates to do any of the foregoing or agree or commit to do any of the foregoing, or agree in writing or otherwise to take any of the foregoing actions.

Section 5.3 Commercially Reasonable Efforts; Certain Governmental Matters. (a) Upon the terms and subject to the conditions herein provided, each of the Parties agrees to cooperate and to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, in the most expeditious manner practicable, including the satisfaction of the respective conditions set forth in Articles VI and VII. Each of the Parties will use its commercially reasonable efforts to obtain any and all Permits and any and all licenses, consents and approvals of all third parties as are necessary to the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 5.3(b), all fees and expenses incurred by the Parties in connection with obtaining such Permits and such licenses, consents and approvals shall be borne and treated in accordance with Section 10.8. In furtherance of the foregoing, each of Purchaser and Seller shall take all commercially reasonable actions necessary to obtain such Permits and such licenses, consents and approvals including, in the case of any such Permits and any such licenses, consents and approvals required from any Governmental Authority (i) entering into negotiations with any such Governmental Authority, (ii) promptly complying with (or properly seeking to reduce the scope of) all formal or informal requests for additional information or documentary material received by it or any of its Affiliates from any such Governmental Authority, (iii) keeping the other Parties informed of any material communication with any such Governmental Authority; provided, however, that nothing in this Section 5.3(a) shall require or be construed to require Purchaser in connection with obtaining any such Permits and any such licenses, consents and approvals required from any Governmental Authority to take any action, agree to take any action, or agree to any limitation or restriction that Purchaser reasonable determines would or would reasonably be likely to be adverse to Purchaser or the Business (a “Negative Regulatory Action”).

(b) Without limiting the generality of the foregoing, each of Purchaser and Seller shall promptly make any filings with the Federal Trade Commission and the Department of Justice as may be required pursuant to the HSR Act or any filings required by other Competition Laws with respect to the acquisition of the Shares by Purchaser. The initial filing fees required by any Competition Laws, including the initial filing fee under the HSR Act, shall be borne equally by Purchaser and Sellers.

(c) Each of the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Competition Laws. Each of the Parties will (i) promptly notify the other Party of any written communication to that Party from any Governmental Authority located in the US and, to the extent practicable, outside of the US and, subject to applicable Law, if practicable, permit the other Party to review in advance any material proposed written communication to any such Governmental Authority and incorporate the other Party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend, and (iii) furnish the other Party with copies of all material correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d) In the event any Action is commenced which threatens or questions the validity or legality of this Agreement or the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their respective commercially reasonable efforts to defend against such Action and, if an injunction or other order is issued in any such Action, to use their respective commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

Section 5.4 Employee Matters.

(a) Scope of Section. This Section 5.4 contains the covenants and agreements of the Parties with respect to (i) the status of employment of the employees of the Conveyed Companies, and (ii) the employee benefits and employee benefit plans provided to or covering Business Employees or Former Business Employees. Nothing herein expressed or implied confers upon any Business Employee or Former Business Employee any rights of any nature or kind whatsoever under or by reason of this Section 5.4 or constitutes an employee benefit plan or part of an employee benefit plan, or any amendment thereto.

(b) Employment. Purchaser shall, or shall cause the Conveyed Companies to, provide to all Business Employees, for a period of at least one (1) year following the Closing Date, compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such Business Employees immediately prior to the Closing Date other than in respect of any compensation received by such Business Employees in the form of options or similar equity grants.

(c) Severance. Without limiting the generality of the foregoing, (i) Purchaser and its Affiliates shall have in effect for at least one (1) year following the Closing Date severance plans, practices and policies (“Severance Plans”) applicable to Business Employees on the Closing Date that are not less favorable than such Severance Plans in effect immediately prior to the Closing Date with respect to such employees and any benefits under the Severance Plans shall be calculated as though the Business Employee worked continuously for the Conveyed Companies or their Affiliates until such Business Employee’s termination date with Purchaser, and (ii) Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any severance Liabilities or obligations with respect to such employees effective on and after the Closing Date.

(d) Bonuses. Notwithstanding Section 5.4(b), Purchaser shall, or shall cause the Conveyed Companies to, pay to Business Employees annual bonuses that are attributable to Covidien LP’s 2007 fiscal year, to the extent that such bonuses are reflected in the calculation of Net Working Capital, in accordance with the terms of the applicable annual incentive bonus plan as in effect on the Closing Date and based on actual performance for the relevant period, and provided that such bonuses are not paid prior to the Closing Date. Such annual bonuses shall be paid to Business Employees no later than the date Covidien LP pays annual bonuses for its 2007 fiscal year to employees of Covidien LP who are similarly situated to Business Employees.

(e) Liabilities. Except as set forth on Schedule 5.4(e), from and after the Closing Date, Purchaser shall (i) honor, pay, perform and satisfy any and all Liabilities, obligations and responsibilities to, or in respect of, each Business Employee or Former Business Employee, as applicable, arising under the terms of any employment, consulting, retention, severance, change-of-control or similar Contract and identified on Schedule 5.4(e); and (ii) assume, honor and be solely responsible for paying, providing or satisfying when due (A) all vacation, sick pay and other paid time off for Business Employees or Former Business Employees, as applicable, accrued but unused as of the Closing Date, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date, and (B) all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime and premium pay), benefits and benefit claims, severance and termination pay, notice and benefits under all applicable Federal, state or local Law and under any plan, policy, practice or agreement and all other Liabilities, in each case, accruing, incurred, or arising as a result of employment or separation from employment with any Conveyed Company. Notwithstanding any provisions herein to the contrary, with respect to any retention bonuses and/or sales price incentive bonuses payable to any Business Employee pursuant to the agreements listed on Schedule 5.4(e) hereto (collectively, the “Retention Agreements“) on or after the Closing Date, (A) USSC shall provide written notice to Purchaser indicating whether the consideration received by Sellers hereunder is sufficient to entitle any Business Employees to receive a sales price incentive bonus pursuant to such Business Employee’s Retention Agreement promptly following determination thereof by Purchaser, (B) Purchaser shall provide written notice to USSC listing each Business Employee that has become entitled to receive a retention bonus and/or sales price incentive bonuses pursuant to the Retention Agreement, and certifying that each such Business Employee has satisfied the conditions to receiving such bonus payment set forth in such Business Employee’s Retention Agreement (other than conditions related to the amount of consideration received by Purchaser as a result of the transactions contemplated hereby), promptly following satisfaction of such conditions, (C) Purchaser shall pay (or cause the Conveyed Companies to pay) such bonuses in accordance with the terms of the Retention Agreements, and (D) within thirty (30) days following receipt of each such notice from Purchaser, USSC shall reimburse Purchaser an amount, as an adjustment to the Purchase Price, equal to the sum of such bonus payments referred to in such notice and any Taxes paid or payable by Purchaser in connection with the payment of such bonus payments, other than such Taxes that are the responsibility of the Business Employee who receives such bonus payment.

(f) Tax-Qualified Savings Plans. Each Business Employee who is a participant in the Covidien Retirement Savings and Investment Plan (“Covidien Savings Plan“) shall cease to be an active participant under such plan effective as of the Closing Date. Purchaser shall, or shall cause the Conveyed Companies to, effective as of the Closing Date, make available to Business Employees Purchaser’s defined contribution plan (“Purchaser Savings Plan“). Purchaser shall cause the Purchaser Savings Plan to accept, if requested to do so by a Business Employee who becomes employed by Purchaser or an Affiliate of Purchaser, a direct rollover of all or a portion of such employee’s distribution from the Covidien Savings Plan (including, to the extent that corresponding plan assets are rolled over, plan loans) that constitutes an eligible rollover distribution pursuant to Code Section 402(c)(4).

(g) Certain Welfare Plan Matters. Following the Closing Date, (i) Purchaser shall ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Business Employees or their dependents or beneficiaries under any welfare benefit plans in which such Business Employees may be eligible to participate; and (ii) Purchaser shall, or shall cause the Conveyed Companies to, use best efforts to provide or cause to be provided that any costs or expenses incurred by Business Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deducible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any Purchaser welfare benefit plans. Sellers’ Affiliates shall retain responsibility under their employee welfare benefit plans for all amounts payable by reason of claims incurred by Business Employees and their eligible spouses and dependents prior to the Closing Date, and Purchaser shall, or shall cause the Conveyed Companies to, be responsible under its employee welfare benefit plans for all amounts payable by reason of claims incurred by such employees and their eligible spouses and dependents on or after the Closing Date.

(h) Cafeteria Plan. Purchaser shall, or shall cause the Conveyed Companies to, use best efforts to have in effect, or cause to be in effect, as of the Closing Date, flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Cafeteria Plan“). As soon as practicable following the Closing Date, Sellers shall cause to be transferred to Purchaser an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under the cafeteria plans in which such employees are eligible to participate as of the date hereof (the “Covidien Cafeteria Plan“) made during the calendar year in which the Closing Date occurs by the Business Employees over the aggregate reimbursement payouts made for such year from such accounts to such employees. Purchaser or the Conveyed Companies, as applicable, shall cause such amounts to be credited to each such employee’s corresponding accounts under the Purchaser Cafeteria Plan in which such employees participate following the Closing Date. On and after the Closing Date, Purchaser or the Conveyed Companies, as applicable, shall assume and be solely responsible for all claims for reimbursement by Business Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Purchaser Cafeteria Plan. Purchaser or the Conveyed Companies, as applicable, agree to cause the Purchaser Cafeteria Plan to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Business Employee under the Covidien Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date.

(i) COBRA. Purchaser shall be responsible for all obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) with respect to any Business Employee whose employment terminates on or after the Closing Date. Sellers shall be responsible for all obligations under COBRA and HIPAA with respect to any Seller employee whose employment terminates prior to the Closing Date.

(j) Supplemental Life and LTD. Effective on and after the Closing Date, Purchaser shall, or shall cause its Affiliates to, assume and duly and punctually pay and perform all employer obligations under any supplemental life insurance and long-term disability policies covering Business Employees as of the date hereof.

(k) Credited Service. With respect to each employee benefit plan, policy or practice including, without limitation, severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Purchaser or its Affiliates, Purchaser shall grant, or cause to be granted to, all Business Employees from and after the Closing Date credit for all service with the Conveyed Companies, Affiliates of the Conveyed Companies and the respective predecessors of the foregoing, prior to the Closing Date for all purposes other than for purposes of benefit accrual under defined benefit pension plans (including, without limitation, eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance).

Section 5.5 Certain Dividends. Notwithstanding any provision herein to the contrary (including Section 5.2), each Conveyed Company will be permitted, to the fullest extent allowed by Law, to distribute to any Seller or any one or more of Sellers’ designated Affiliates, at any time on or prior to the Closing Date, its Cash or Cash Equivalents.

Section 5.6 Sellers’ Marks. As promptly as practicable, and in any event no later than ten (10) Business Days following the Closing, Purchaser shall cause each Conveyed Company to change its name to a name that does not include “Tyco”, “Tyco Healthcare”, “Covidien”, or any derivatives thereof (collectively, “Sellers’ Marks”) or anything confusingly similar thereto. Except as expressly set forth in the Trademark Sublicense, Purchaser, each Affiliate thereof, the Conveyed Companies and their respective directors, officers, successors, assigns, agents or representatives shall not register or attempt to register, and shall not directly or indirectly use, in any fashion, including in signage, corporate letterhead, business cards, internet websites, marketing material and the like, in connection with any products or services anywhere in the world in any medium, any trademarks, service marks, trade names or other indicia of origin that includes, is identical to or is confusingly similar to, any of Sellers’ Marks, nor shall any of them challenge or assist any third party in opposing the rights of Sellers or any Affiliate of Sellers anywhere in the world in Sellers’ Marks. Within twenty (20) Business Days following the Closing Date (i) Sellers shall cause any hypertext links to Internet websites operated by any Conveyed Company to be removed from any Internet websites operated by Sellers of their Affiliates, and (ii) Purchaser shall cause any hypertext links to Internet websites operated by Sellers or their Affiliates to be removed from any Internet websites operated by any Conveyed Company.

Section 5.7 Post-Closing Information. For a period of six (6) years following the Closing, upon written request delivered to the other Party, each Party shall, and shall cause their Affiliates to, afford to such other Party and their Representatives, upon reasonable advance notice, reasonable access during regular normal business hours to the properties, books and records and employees of such Party and their Affiliates with respect to the Business to the extent necessary to prepare or defend any judicial or administrative proceeding related to the Business, or to enable a Party and their Representatives to satisfy such Party’s and their Affiliates’ financial reporting and preparation obligations. The requesting Party shall be solely responsible for any out-of-pocket expenses incurred by or in connection with this Section 5.7.

Section 5.8 Replacement of Parent Guarantees. (a) Each of Purchaser and Sellers shall cooperate with each other and use their respective commercially reasonable efforts to terminate each of the parent company guarantees listed on and described in Schedule 5.8 (a) hereof (the “Parent Guarantees”) effective as of the Closing. In furtherance of the foregoing, Purchaser shall use its commercially reasonable efforts to cause the beneficiary of each Parent Guarantee, effective as of the Closing, to accept a substitute guarantee or such other form of assurance (including a letter of credit or other cash collateral) as may be requested by the beneficiary of each such Parent Guarantee.

(b) To the extent Sellers and Purchaser are unable to terminate or replace any Parent Guarantee or obtain the beneficiary’s consent to the substitution therefor prior to the Closing as contemplated in Section 5.8(a), (i) Purchaser shall not, without the prior written consent of Sellers, exercise or permit any Conveyed Company to exercise any renewal or extension option extending the term of any Real Property Lease or Contract covered by such Parent Guarantee or (ii) enter into any amendment, modification or waiver of any Real Property Lease or Contract covered by such Parent Guarantee, in each case unless and until such Parent Guarantee is terminated or replaced in a manner consistent with the last sentence of Section 5.8(a). Purchaser shall have a continuing obligation after the Closing to use its commercially reasonable efforts to have any such Parent Guarantee terminated or replaced in a manner consistent with the last sentence of Section 5.8(a).

Section 5.9 Non-Competition.

(a) During the period beginning on the Closing Date and ending on the fourth (4th) anniversary thereof, no Seller nor any Affiliate of Sellers shall, directly or indirectly, market, sell or distribute any Competitive Product in or to the Retail Market; provided, however, that it shall not be a violation of this Section 5.9(a) if Competitive Products sold by Sellers or an Affiliate of Sellers are distributed to or used in a clinic, primary care facility or urgent care facility located within a Retailer (a “Retail Clinic”) so long as Sellers and their Affiliates did not sell such Competitive Products directly to any such Retail Clinic, knowingly permit any distributor or dealer of Seller and its Affiliates to distribute such Competitive Products to any such Retail Clinic, or knowingly sell such Competitive Products for use in any such Retail Clinic.

(b) Notwithstanding Section 5.9(a), no Seller nor any Affiliate of Sellers shall be prohibited from acquiring (through merger, stock purchase, purchase of assets or otherwise) ownership of, or any equity interest in, any Person (together with its Subsidiaries, a “Target Business”); provided, however, that if (i) if the combined annual revenues of such Target Business derived from the sale of Competitive Products in or to the Retail Market exceed [ * ] percent ([ * ]%) of the combined total annual revenues of the Target Business for the most recent full fiscal year then ended or (ii) the aggregate sales of Competitive Products in or to the Retail Market by all Target Businesses acquired by Sellers or any of their Affiliates from and after the date hereof through the fourth (4th) anniversary of the Closing Date, including such Target Business, exceeds [ * ] on an annualized basis (such portion of such Target Businesses’ business, pursuant to clause (i) or clause (ii), as applicable, a “Competitive Business”), then Sellers shall, or shall cause their Affiliates to, divest such Competitive Business (in accordance with Section 5.9(c)) within [ * ] months from the closing of the acquisition of such Target Business (a “Competitive Business Offer Period”) or, in the event that Sellers are unable to divest a Competitive Business during a Competitive Business Offer Period, then the provisions of Section 5.9(a) shall apply in respect of the Competitive Business.

(c) Promptly and in any event within two Business Days from the inception of a Competitive Business Offer Period, Sellers shall deliver to Purchaser a notice identifying in reasonable detail the Competitive Business (the “Transaction Notice”). For a period of thirty (30) days following Purchaser’s receipt of the Transaction Notice, Sellers, in good faith and at the option of Purchaser, shall negotiate exclusively with Purchaser regarding Purchaser’s acquisition of the Competitive Business, during which time Sellers will permit Purchaser to conduct reasonable and customary diligence on the Competitive Business. Purchaser’s exclusive negotiation period will terminate at the earlier of (i) such time as Purchaser notifies Sellers that it will not exercise its option regarding exclusive negotiation or (ii) in the event the parties fail to agree on the terms and conditions of such an acquisition of the Competitive Business during such thirty-day period, at the end of such thirty-day period.

(d) For purposes of this Section 5.9, the following terms shall be defined as follows:

(i) “Competitive Products” shall mean the following, whether branded, co-branded, private label, unbranded, generic or contract manufactured: (A) absorbent disposable products used for adult incontinence, including, without limitation, protective underwear, underpads, bladder control pads, guards, inserts, shields and liners, slip-on or other fitted undergarments, traditional adult briefs and belted undergarments; (B) absorbent disposable products used for feminine hygiene, including, without limitation, pads (including contoured, channeled, winged, ultrathin and thin pads), pantiliners and pantishields and similar guards or inserts for panties; and (C) absorbent disposable products used for infants and children who are unable to control their bladder or bowel movements or who are unable to reach a toilet when needed, including, without limitation, baby diapers, training pants, swim pants and youth pants, including in the case of each of (A), (B) and (C), any new similar absorbent disposable products that are developed for similar use; and

(ii) “Retail Market” shall mean all food and grocery stores, drug stores, dollar stores, club stores, mass merchandisers, retail outlets and toy stores, in each case, whether independent or chain locations (collectively, “Retailers”) located in the United States, Canada and Mexico.

[ * ] Indicates information has been omitted and filed separately with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

Section 5.10 Tax Matters.

(a) Allocation of Taxes.

(i) Sellers shall be responsible for, and shall indemnify and hold Purchaser and its Affiliates harmless against any liability for (A) Taxes imposed on the Conveyed Companies or with respect to the Purchased Intellectual Property Assets, including Taxes imposed on or with respect to the transactions contemplated by this Agreement, for any taxable period ending on or before the Closing Date and for the portion of any Straddle Period (as defined below) ending on the Closing Date (a “Pre-Closing Tax Period”), (B) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Conveyed Companies was a member on or prior to the Closing Date, pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any comparable provision under state, local or foreign Law), and (C) any obligation in existence prior to Closing, whether contractual or otherwise, to indemnify, reimburse, pay or otherwise be responsible for the Taxes of any Person arising in or related to any Tax period, whether or not prior to Closing (such Taxes and obligations described in clauses (A), (B) and (C), “Pre-Closing Taxes”).

(ii) Sellers shall be responsible for, and shall indemnify and hold Purchaser and its Affiliates harmless against any Loss, regardless of when arising, attributable to the breach of or any inaccuracy in the representations and warranties set forth in Section 3.17(k).

(iii) Except with respect to items referred to in Section 5.10(a)(i)(C), Purchaser shall be responsible for, and shall indemnify and hold Sellers and their Affiliates harmless against (A) any liability for Taxes imposed on the Conveyed Companies for any taxable period beginning after the Closing Date and for the portion of any Straddle Period (as defined below) beginning after the Closing Date and (B) any liability for Taxes imposed on the Sellers or their Affiliates as a result of a breach by Purchaser or its affiliates of the covenant set forth in Section 5.10(e)(iii).

(iv) In the case of Taxes that are payable with respect to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), such Taxes shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis. For purposes of this Section 5.10, and for avoidance of doubt, Taxes attributable to income of GPS for its partnership taxable year that begins before and ends after the Closing Date shall be apportioned in the same manner as described in the preceding sentence.

(v) All payments required to be made pursuant to this Section 5.10(a) shall be made within thirty (30) days after such payment is requested; provided, however, that in no event shall payment to a Party be required pursuant to this Section 5.10(a) sooner than ten (10) days before the related Tax payment is due.

(b) Tax Returns.

(i) Sellers or their designees shall prepare or cause to be prepared and file or cause to be filed all required Tax Returns relating to the Conveyed Companies (A) for any taxable period ending on or before the Closing Date and (B) for any other taxable period beginning before June 29, 2007. Before filing any such Tax Return, Sellers shall provide Purchasers with a copy of such Tax Return, workpapers and other documentation relevant to the preparation of such Tax Returns at least thirty (30) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement calculating in reasonable detail Purchaser’s indemnification obligation, if any, pursuant to Section 5.10(a); provided, however, that Sellers shall not be obligated to provide Purchaser with a copy of any Tax Return for which Sellers or their Affiliates do not have filing responsibility under the Tax Sharing Agreement (such returns hereafter referred to as “Tyco-Prepared Returns”) at a date sooner than one (1) day after the actual receipt by them of a copy of such Tax Return. If Purchaser agrees with Sellers’ preparation of such Tax Returns, Purchaser shall provide written notice of their consent to Sellers no later than ten (10) or, in the case of Tyco-Prepared Returns, six (6) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) and Sellers may file such Tax Returns as prepared. If Purchaser agrees with Sellers’ calculation of Purchaser’s indemnification obligation, Purchaser shall pay to Sellers the amount of Purchaser’s indemnification at the time specified in Section 5.10(a)(v). If Purchaser does not agree with Sellers’ preparation of such Tax Return and/or the calculation of Purchaser’s indemnification obligation, Purchaser shall notify Sellers of its disagreement within ten (10) days of receiving a copy of such Tax Return and Sellers’ calculation. The Parties shall act in good faith to resolve such dispute. If the Parties cannot resolve such dispute, unless otherwise provided in the next sentence, such dispute shall be resolved in accordance with Section 5.10(g). Notwithstanding Section 5.10(g), if such Tax Return is filed by a party other than Sellers or their Affiliates under the Tax Sharing Agreement, Sellers shall use its reasonable best efforts to represent Purchaser’s interest and to resolve such disagreement with the relevant party under the Tax Sharing Agreement.

(ii) Purchaser shall prepare or cause to be prepared and timely file or cause to be filed all required Tax Returns relating to the Conveyed Companies for all taxable periods other than those for which Sellers are responsible for pursuant to

Section 5.10(b)(i); provided, however, that with respect to any such Tax Returns for a Straddle Period (other than a taxable period beginning before June 29, 2007), Purchaser shall (A) prepare such Tax Returns and make any elections with respect to such Tax Returns in a manner consistent with past practice, to the extent permitted by Law, and (B) not file such Tax Returns until Purchaser receives Sellers’ written consent. Before filing any such Tax Return with respect to any such Straddle Period, Purchaser shall provide Sellers with a copy of such Tax Return, workpapers and other documentation relevant to the preparation of such Tax Returns at least sixty (60) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement calculating in reasonable detail Sellers’ indemnification obligation, if any, pursuant to Section 5.10(a). If Sellers agree with Purchaser’s preparation of such Tax Returns, Sellers shall provide written notice of their consent to Purchaser no later than thirty (30) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) and Purchaser may file such Tax Returns as prepared. If Sellers agree with Purchaser’s calculation of Sellers’ indemnification obligation, Sellers shall pay to Purchaser the amount of Sellers’ indemnification at the time specified in Section 5.10(a)(v). If Sellers do not agree with Purchaser’s preparation of such Tax Return and/or the calculation of Sellers’ indemnification obligation, Sellers shall notify Purchaser of their disagreement within thirty (30) days of receiving a copy of such Tax Return and Purchaser’s calculation. The Parties shall act in good faith to resolve such dispute. If the Parties cannot resolve such dispute, such dispute shall be resolved in accordance with Section 5.10(g).

(c) Tax Refunds.

(i) Any refunds or credits of Taxes of any of the Conveyed Companies plus any interest received with respect thereto from the applicable Taxing Authority attributable to any Pre-Closing Tax Period or any other taxable period beginning before June 29, 2007, shall be paid by Purchaser or the relevant Conveyed Company to Sellers within ten (10) days after such Conveyed Company receives such refund or claims such credit. Any refunds or credits of Taxes of any Conveyed Company for any Straddle Period (other than any taxable period beginning before June 29, 2007) shall be apportioned in the same manner as the liability for such Taxes is apportioned pursuant to Section 5.10(a)(iv).

(ii) At Sellers’ request, to the extent permitted by applicable Law, a Conveyed Company shall, at Sellers’ expense, file for and obtain any refunds or credits to which Sellers are entitled under this Section 5.10(c). In connection therewith, (A) Sellers or their designees shall, at their expense, control the prosecution of any such refund or credit claim and, where deemed appropriate by Sellers, shall cause such Conveyed Company to authorize by appropriate powers of attorney such persons as Sellers or their designees shall designate to represent such Conveyed Company with respect to such refund or credit claim and (B) such Conveyed Company shall forward to Sellers or their designees any such refund plus any interest received with respect thereto within ten (10) days after such refund and interest are received or reimburse Sellers or their designees for any such credit within ten (10) days after the relevant Tax Return is filed in which the credit is applied against such Conveyed Company’s liability for Taxes.

(iii) Except as required by applicable Law, each Conveyed Company shall not, without the prior written consent of Sellers, make or change any Tax election or amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return of such Conveyed Company for a Pre-Closing Tax Period (or portion thereof) or any other taxable period beginning before June 29, 2007.

(d) Procedures Relating to Tax Indemnification.

(i) If a claim for Taxes, including notice of a pending audit, shall be made by any Taxing Authority (a “Tax Claim”), which, if successful, might result in an indemnity payment to either Party pursuant to Section 5.9(a) (the “Tax Indemnified Party”), the Tax Indemnified Party shall notify the Party from which indemnification is sought (the “Tax Indemnifying Party”) in writing of the Tax Claim within ten (10) days of receipt of such Tax Claim. If notice of a Tax Claim (a “Tax Notice”) is not given to the Tax Indemnifying Party within such period or in detail sufficient to apprise the Tax Indemnifying Party of the general nature of the Tax Claim, the Tax Indemnifying Party’s liability to the Tax Indemnified Party shall be reduced to the extent by which the Tax Indemnifying Party’s position is prejudiced as a result thereof.

(ii) Except as provided in Section 5.10(d)(iv), with respect to any Tax Claim which might result in an indemnity payment pursuant to Section 5.10(a)(i), the Tax Indemnifying Party or its designees shall, at its expense, control all proceedings taken in connection with such Tax Claim to the extent pertaining thereto (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto and may, in its sole discretion, either pay the Tax Claim and sue for a refund where applicable law permits such refund suits or contest such Tax Claim in any permissible manner.

(iii) In no case shall the Tax Indemnified Party settle or otherwise compromise any Tax Claim referred to in Section 5.10(d)(ii) above without the Tax Indemnifying Party’s prior written consent. The Tax Indemnified Party shall cooperate with the Tax Indemnifying Party or its designees in contesting such Tax Claim, which cooperation shall include, without limitation, at the Tax Indemnifying Party’s expense (i) the retention of (for the period described in Section 5.10(h)) and (upon the Tax Indemnifying Party’s or its designees’ request) providing reasonable access to the Tax Indemnifying Party, its designees and/or their representatives to, records and information for Pre-Closing Tax Periods or Post-Closing Tax Periods, as applicable, and

Straddle Periods which are relevant to such Tax Claim and (ii) making employees available at reasonable times and without undue interference with the employer’s business operations to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(iv) With respect to any Tax Claim relating to a Straddle Period (other than any taxable period beginning before June 29, 2007), the Party which would bear the burden of the greater portion of the Tax liability shall control such Tax Claim, provided, however, that the controlling party shall not settle or compromise the proceeding without the prior written consent of the non-controlling party (such consent not to be unreasonably withheld, conditioned or delayed).

(e) No Section 338(h)(10) Election; Allocation.

(i) The Parties agree that no election under Section 338 of the Code shall be made with respect to any Subsidiaries of THRG.

(ii) THRG and PTB, a subsidiary of THRG, hold assets through a partnership for U.S. tax purposes, the Partnership. USSC shall, if and only if requested to do so by Purchaser, cause THRG and PTB to cause the Partnership to make, and to have in effect with respect to transactions occurring on the Closing Date, an election under Section 754 of the Code for the taxable year that includes the Closing Date.

(iii) Purchaser and its Affiliates agree not to liquidate PTB, if at all, prior to the date six (6) months after the Closing Date.

(iv) Allocation.

(A) Set forth in Schedule 5.1(e)(iv)(A) hereto is an allocation of the amount of the Purchase Price attributable to the Initial Purchase Price among the assets of THRG and THRS. Any subsequent adjustments to the Purchase Price shall be made consistent with such schedule, provided for in the previous sentence, unless such adjustment is clearly identifiable with a specific asset.

(B) Within one hundred twenty (120) days after the Closing Date, USSC shall provide (or shall cause its Affiliates to provide) to Purchaser a schedule allocating the amount of the Purchase Price attributable to the Partnership’s Section 751 Property (as defined in the applicable Treasury Regulations under Section 751 of the Code) in accordance with applicable Treasury Regulations (the “Proposed Partnership Allocation”), which schedule shall reflect that the amount of fair market value allocated to any Section 751 Property, which is also property described in Treasury

Regulation Section 1.751-1(c)(4)(iii), (v) or (viii), shall be an amount equal to the adjusted tax basis of such asset. If within twenty (20) days after USSC has provided the Proposed Partnership Allocation to Purchaser, Purchaser has not objected in writing to the Proposed Partnership Allocation, the Proposed Partnership Allocation shall become the final allocation (each, a “Final Partnership Allocation”). Otherwise, USSC and Purchaser shall negotiate in good faith to agree upon the Final Partnership Allocation. If USSC and Purchaser are unable to agree on the Final Partnership Allocation within a 60-day period from the receipt of notice from Purchaser objecting to the Proposed Partnership Allocation, then all remaining disputed items shall be submitted to the Independent Accounting Firm. The Independent Accounting Firm shall be instructed to use reasonable best efforts to deliver to USSC and Purchaser a written report setting forth the resolution of each disputed matter within thirty (30) days of submission and, in any case, as promptly as practicable after such submission. The Independent Accounting Firm’s determination with respect to the disputed items in the Proposed Partnership Allocation shall be final, binding and conclusive on Sellers and Purchaser absent manifest error. The fees and disbursements of the Independent Accounting Firm shall be shared equally between Sellers and Purchaser. The Proposed Partnership Allocation and the Final Partnership Allocation (together, the “Partnership Allocations”) shall be amended to reflect any other adjustment to the Purchase Price hereunder consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Purchaser and Sellers agree to (i) be bound, and cause their Affiliates to be bound, and with respect to Purchaser cause the Conveyed Companies to be bound, by the Partnership Allocations, as amended from time to time, (ii) prepare and file their Tax Returns on a basis consistent with the Partnership Allocations, as amended, unless required to do otherwise under applicable Law, and (iii) take no position, and cause the Conveyed Companies and the Parties’ Affiliates to take no position, inconsistent with the Partnership Allocations, as amended, on any applicable Tax Return or in any proceeding before any Governmental Authority with respect to Taxes, unless required to do otherwise under applicable Law. In the event that any of the Partnership Allocations are disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other party concerning resolution of the dispute. Each of Purchaser and Sellers agrees to cooperate with the other in preparing IRS Form(s) 8594 (including any such Form(s) required to be filed as a result of any adjustment to the Purchase Price hereunder), and to furnish the other with a copy of such Form(s) prepared in draft form no later than sixty (60) days before the due date for the filing of such Form(s) (including any extensions).

(C) USSC and Purchaser (and their respective Affiliates) shall (I) be bound by the allocation determined pursuant to Section 5.10(e)(iv)(A) or Section 5.10(e)(iv)(B) for all Tax purposes, (II) prepare and file all Tax Returns to be filed with any Taxing Authority filed with the Parties’ respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury Regulations, the Internal Revenue Service or any applicable state or local Taxing Authority) in a manner consistent with such allocations and (III) take no position inconsistent with such allocations in any Tax Return, any proceeding before any Taxing Authority or otherwise. In the event that any such allocation is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other Party concerning resolution of such dispute.

(f) Transfer Taxes. All Transfer Taxes shall be paid one-half by Sellers and one-half by Purchaser to the extent that such Transfer Taxes do not exceed $100,000. All Transfer Taxes in excess of such amount shall be paid by Sellers. The Party that is legally required to file Tax Returns with respect to all such Transfer Taxes shall, at its own expense, file all such necessary Tax Returns with respect to all such Transfer Taxes, and, to the extent required by applicable law, the other Party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns. To the extent either Party files such Transfer Tax Returns and pays such Transfer Taxes, such other Party shall, within ten (10) days of a written request therefor reimburse the other Party so filing and paying for all such Transfer Taxes for which such other Party is so responsible and a corresponding proportion of the out-of-pocket expenses incurred in connection with the preparation and filing of such Tax Returns.

(g) Tax Dispute Resolution Mechanism. The Parties shall cooperate in good faith to resolve any dispute relating to Section 5.10(a) or any Tax matters; however, if the Parties are unable to resolve such dispute, then, except with respect to matters arising under Section 5.10(a)(i), (ii) or (iii), the Parties shall submit the dispute to the Independent Accountant for resolution, which resolution shall be final, conclusive and binding on the Parties. The fees and expenses relating to any dispute as to the amount of Taxes owed by either of the Parties shall be paid by Purchaser and Sellers in proportion to each Party’s respective liability for the portion of the Taxes in dispute, as determined by the Independent Accountant.

(h) Cooperation, Exchange of Information and Record Retention. Purchaser and the Conveyed Companies, on the one hand, and Sellers on the other hand, each recognize that the other Party and their Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the other Party to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, from and after the Closing Date, Sellers, Purchaser and the Conveyed Companies (including their respective Affiliates) shall (i) retain and maintain all such records including all Tax Returns, schedules and workpapers, books, records and other documents in its possession relating to Tax matters of each Conveyed Company for each taxable period ending on or prior to the Closing Date and for any Straddle Period until the later of (A) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate (giving effect to any valid extensions) or (B) the date on which all Tax Attributes of the Conveyed Companies expire (giving effect to any valid extensions), (ii) allow the other Party and its agents and representatives (and agents or representatives of any of its Affiliates), upon reasonable notice and at mutually convenient times, to inspect, review and make copies of such records (at the expense of the party requesting the records) as such Party may deem reasonably necessary or appropriate from time to time, (iii) execute any document (including any power of attorney) that may be necessary or reasonably helpful in connection with any Tax Claim or the filing of a Tax Return or refund with respect to the Conveyed Companies and (iv) use reasonable best efforts to obtain Tax Returns, schedules and workpapers, books, records and other documents and provide additional facts, insights or views as reasonably requested by the other Party, in each case, that may be necessary or helpful in connection with any Tax Returns or Tax Claims of the Conveyed Companies. Each Party shall provide the other Party with written notice ninety (90) days prior to transferring, destroying or discarding the last copy of any of any records, books, workpapers, reports, correspondence and other similar materials, and the other Party shall have the right, at its expense, to copy or take any such materials. Any information obtained under this Section 5.10(h) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(i) Characterization of Indemnification Payments. Unless otherwise required by Law, any payment made pursuant to Section 5.10(a) or Article VIII shall be treated for all Tax purposes as an adjustment to the Purchase Price.

(j) Survival of Tax Provisions. Any claim to be made pursuant to Section 5.10(a) must be made before the expiration (giving effect to any valid extensions) of the applicable statutes of limitations relating to the Taxes at issue.

(k) Exclusivity. Section 5.10 shall govern all matters, including the retention of records and all indemnification claims, with respect to Taxes.

Section 5.11 Purchasing Contracts.

(a) Surviving Company Contracts. Schedule 5.11 (a) attached hereto lists certain purchasing contracts (the “Surviving Company Purchasing Contracts”) to which, after giving full effect to the transactions contemplated hereby, the Surviving Company will be a party and under which Covidien LP, an affiliate of THRG, has made certain purchases. For a period of [ * ] months following the Closing Date (the “Transition Period”), Purchaser and the Surviving Company shall use commercially reasonable efforts to permit Covidien LP to continue purchasing materials under, and otherwise receive the benefits of, the Surviving Company Purchasing Contracts. In the event that the vendor party to any Surviving Company Purchasing Contract refuses to allow Covidien LP to continue making direct purchases on the terms set forth in such Surviving Company Purchasing Contract during the Transition Period, the Surviving Company shall, upon the request of Covidien LP, but only to the extent permitted by such Contract and applicable Law, purchase and resell to Covidien LP materials covered by such Surviving Company Purchasing Contract at the price and on the terms set forth therein. To the extent that any Surviving Company Purchasing Contract provides for any rebates or other incentives based upon purchases thereunder, the Surviving Company shall pay to Covidien LP, promptly following receipt of any such rebates or incentives, the pro rata portion of such rebates or incentives attributable to the purchases made by Covidien LP under such Surviving Company Purchasing Contract.

[ * ] Indicates information has been omitted and filed separately with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

(b) Joint Purchasing Contracts. Schedule 5.11 (b) attached hereto lists certain purchasing contracts (the “Joint Purchasing Contracts”) to which both THRG and Covidien LP are parties as purchasers thereunder. Purchaser, on behalf of the Surviving Company, and Covidien LP each agree to comply with the applicable terms and conditions of the Joint Purchasing Contracts and not take any action prohibited by such Joint Purchasing Contract, or omit to take any action required by such Joint Purchasing Contract, that would cause or permit the termination of any Joint Purchasing Contract. Purchaser and Covidien LP acknowledge and agree that no Joint Purchasing Contract may be modified or amended, and no rights thereunder may be waived, without the prior written consent of the Surviving Company and Covidien LP. The Surviving Company shall indemnify and hold harmless Covidien LP and its Affiliates from and against any Losses arising from the Surviving Company’s breach of or default under any Joint Purchasing Contract. Covidien LP shall indemnify and hold harmless the Surviving Company and its Affiliates from and against any Losses arising from Covidien LP’s breach of or default under any Joint Purchasing Contact. To the extent that any Joint Purchasing Contract provides for any rebates or other incentives based upon purchases thereunder, the Surviving Company and Covidien LP shall each receive its pro rata portion of such rebates or incentives attributable to the purchases made by it under such Joint Purchasing Contract.

(c) Rebates. Notwithstanding anything in the Surviving Company Purchasing Contracts or the Joint Purchasing Contracts to the contrary, from and after the Closing, each of Purchaser and its Affiliates, on the one hand, and Sellers and their Affiliates, on the other hand, shall be entitled to receive their proportionate share of any rebates or other incentives attributable to purchases made under any such Contract. Each Party shall have the right, from time to time, to engage the Independent Accounting Firm, at such Party’s expense, for the limited purpose of reviewing, upon reasonable advance notice and during normal business hours, the applicable books and records of the other party to confirm the appropriate treatment of any such rebates or other incentives in accordance with this Section 5.11(c); provided, however, that in making its determination, the Independent Account Firm shall only be permitted to advise the engaging Party as to the accuracy of the treatment of any such rebates or other incentives, and to the extent the Independent Accounting Firm identifies any discrepancy, it shall inform both Parties only as to the amount of such discrepancy.

Section 5.12 Certain Business Contracts . Sellers shall use commercially reasonable efforts to cause each of the Contracts on Schedule 5.12(a) to be assigned to the Conveyed Companies prior to the Closing, including seeking consent from the appropriate counterparty to each Contract. For the avoidance of doubt, the Contracts identified on Schedule 5.12(b) will not be assigned to the Conveyed Companies prior to Closing and will remain with the Sellers or their Affiliates.

Section 5.13 Notification of Certain Matters. Between the date hereof and the Closing Date:

(a) Sellers shall give prompt notice to Purchaser of (A) any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied; or (B) any written notice or other communication (other than routine notices or communications in the ordinary course of business) from any Governmental Authority with respect to the transactions contemplated by this Agreement; and

(b) Purchaser shall give prompt notice to Sellers of (A) any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied; or (B) any written notice or other communication (other than routine notices or communications) from any Governmental Authority with respect to the transactions contemplated by this Agreement.

Section 5.14 Required Financial Statements. Sellers shall cause to be prepared and delivered to Purchaser (a) as soon as reasonably practicable but in any event not later than 90 days following the Closing Date, the audited combined balance sheets of the Conveyed Companies as at September 28, 2007, and the related audited statements of income and cash flows for the fiscal year ended September 28, 2007 (the “Audited 2007 Financial Statements”), (b) within forty-five (45) days of each quarter-end, the unaudited combined balance sheet and the unaudited combined statement of income of the Conveyed Companies for such fiscal quarter (the “Required Quarterly Financial Statements”) and (c) within twenty (20) days of each month-end, the unaudited combined statement of income of the Conveyed Companies for such month (collectively, the “Required Monthly Financial Statements”).

Section 5.15 Intercompany Liabilities. Sellers shall, and shall cause their Affiliates to, take such action and make such payments as may be necessary so that, as of the Closing, there shall be no outstanding Intercompany Liabilities or other remaining intercompany obligations between the Conveyed Companies, on one hand, and Sellers and their Affiliates, on the other hand, other than in respect of (a) this Agreement and (b) the Ancillary Agreements.

Section 5.16 Intellectual Property Agreements. Prior to the Closing, Sellers shall, or shall cause their Affiliates to, as the case may be, enter into each of the licenses and agreements attached hereto as Exhibits B, C, and D.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to effect the Closing shall be subject to the satisfaction or waiver of the following conditions precedent:

Section 6.1 Truth of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement (a) that are not qualified as to “materiality” or ”Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (b) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, in all cases; provided, that the condition set forth in this Section 6.1 shall only be deemed to not have been satisfied if the failure of any such representation(s) and warranty(ies) have, in the aggregate, a Material Adverse Effect.

Section 6.2 Performance of Agreements. Sellers shall have performed, in all material respects, its agreements and obligations contained in this Agreement required to be performed by them at or before the Closing, and each Seller shall have delivered to Purchaser a certificate of a duly authorized officer of such Seller, dated the Closing Date, to such effect.

Section 6.3 No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transaction.

Section 6.4 HSR Act Waiting Period. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or terminated (the “Required Approvals”).

Section 6.5 No Material Adverse Effect. Since the date of this Agreement, there has not been any circumstance, change or effect that, individually or in the aggregate, has had a Material Adverse Effect.

Section 6.6 Ancillary Agreements. Purchaser shall have received a counterpart of each of the following Contracts (collectively the “Ancillary Agreements”) executed by the applicable Affiliate of Sellers:

(a) a transition services agreement by and between Covidien LP and Purchaser, in substantially the form attached hereto as Exhibit E;

(b) an intellectual property assignment agreement by and between THRS and Purchaser, in substantially the form attached hereto as Exhibit F (the “IP Assignment”);

(c) a supply agreement by and between Purchaser, as supplier, and Covidien LP, as purchaser, in substantially the form attached hereto as Exhibit G; and

(d) a supply agreement by and between Covidien LP, as supplier, and Purchaser, as purchaser, in substantially the form attached hereto as Exhibit H.

Section 6.7 Consents. Sellers shall have received all of the consents identified on Schedule 6.7 on terms and conditions reasonably satisfactory to Purchaser.

Section 6.8 No Negative Regulatory Actions. The Required Approvals shall not include any conditions, obligations, restrictions, limitations, qualifications, requirements or changes of regulation which (if implemented) would, or would be reasonably likely to, individually or in the aggregate, result in a Negative Regulatory Action.

Section 6.9 No Litigation. There shall not be any pending Action by any Governmental Authority (i) challenging the acquisition by Purchaser of the Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to impose limitations on the ability of Purchaser or any Affiliate of Purchaser to hold, or exercise full rights of ownership of, the Shares, including the right to vote such Shares, or (ii) seeking to (A) prohibit or limit the ownership or operation by the Conveyed Companies or any of their Subsidiaries or by Purchaser or any of its Subsidiaries of any portion of any business or of any assets of the Conveyed Companies and their Subsidiaries or Purchaser and its Subsidiaries, (B) compel the Conveyed Companies or any of their Subsidiaries or Purchaser or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of the Conveyed Companies and their Subsidiaries or Purchaser and its Subsidiaries, as a result of the transactions contemplated by this Agreement or (C) impose any obligations on Purchaser or any of its Subsidiaries or the Conveyed Companies or any of their Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses.

Section 6.10 No Indebtedness. As of the Closing, none of the Conveyed Companies shall have any Indebtedness and shall not otherwise have assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person.

Section 6.11 Termination of Certain Contracts. On or prior to the Closing, each of the Contracts identified on Schedule 6.11 shall have been terminated and evidence thereof reasonably satisfactory to Purchaser shall have been provided to Purchaser.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions precedent:

Section 7.1 Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement (a) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (b) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, in all cases and (ii) the covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects; and Purchaser shall have delivered to Sellers a certificate of a duly authorized officer of Purchaser, dated the Closing Date, to such effect.

Section 7.2 Performance of Agreements. Purchaser shall have performed, in accordance with the terms hereof, in all material respects, its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and Purchaser shall have delivered to Sellers a certificate of a duly authorized officer of Purchaser, dated the Closing Date, to such effect.

Section 7.3 No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transaction.

Section 7.4 HSR Act Waiting Period. All applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or terminated and all Required Approvals shall have been made or obtained, and shall be in full force and effect.

Section 7.5 Statutes; Orders. No Law or Governmental Order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

Section 7.6 No Litigation. There shall not be any pending Action by any Governmental Authority challenging the sale of the Shares by Sellers to Purchaser or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

Section 7.7 Ancillary Agreements. Sellers shall have received a counterpart of each of the Ancillary Agreements, duly executed by Purchaser or the Surviving Company, as the case may be.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by Sellers. (a) From and after the Closing, subject to the provisions of this Article VIII, Sellers agree to defend, indemnify and hold harmless Purchaser and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, “Purchaser Indemnified Parties”) from and against any and all Losses arising from:

(i) any breach by Sellers of any of their covenants or agreements contained in this Agreement (other than covenants contained in Section 5.10 (Tax Matters), which are addressed by Section 5.10 exclusively);

(ii) any breach by Sellers of any representation or warranty contained in this Agreement (other than Section 3.17 (Taxes)) (it being agreed that for purposes of calculating any Loss for which Purchaser is entitled to indemnification pursuant to this Section 8.1, such representations and warranties of Sellers (other than the representations and warranties set forth in Section 3.23 (Absence of Undisclosed Material Liabilities)) shall not be deemed to be qualified by any references therein to Knowledge of the Seller, materiality or Material Adverse Effect);

(iii) any claim by a present or former partner, member, director, officer of the Conveyed Companies (each, together with such person’s heirs, executors or administrators) relating to periods prior to or on the Closing Date;

(iv) any claim or Action asserted by a third party alleging that any product, method, trademark, services mark or other instrumentality made, used, or sold by any Conveyed Company or related to the Purchased Intellectual Property Assets prior to or on the Closing Date infringes any Intellectual Property owned by such third party (it being agreed that in no event shall Sellers have any liability hereunder for any Losses arising from the making, using or selling of any product, method, trademark, service mark or other instrumentality by Purchaser, the Surviving Corporation or any of their Affiliates from and after the Closing, other than any Losses arising from the sale of products manufactured by any Conveyed Company prior to the Closing Date and subsequently sold by Purchaser after the Closing Date); or

(v) any claim or Action asserted in connection with the alleged infringement identified on Schedule 3.13; provided, however, that, notwithstanding anything herein to the contrary, from and after the Closing, Sellers shall conduct and control the defense of any such claim or Action and be directly responsible for paying any amounts in connection therewith; provided, further, that Sellers may not compromise, settle or consent to the entry of any judgment relating to such claims or Actions without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed) unless such settlement, compromise or consent includes an unconditional release of each of Purchaser and its Affiliates, including the Conveyed Companies, from all liability arising or that may arise out of such claim or Action and provides solely for monetary relief satisfied or to be satisfied by Sellers.

(b) Except as expressly set forth in this Agreement, Purchaser acknowledges and agrees that Sellers and their respective Affiliates, officers, directors, employees, agents, successors and assigns shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Purchaser or any other Person (other than Sellers in breach of this Agreement) after the Closing Date.

Section 8.2 Indemnification by Purchaser. (a) From and after the Closing, subject to the provisions of this Article VIII, Purchaser agrees to defend, indemnify and hold harmless Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns from and against any and all Losses arising from:

(i) any breach by Purchaser of any of its covenants or agreements in this Agreement;

(ii) any breach by Purchaser of its representations and warranties contained in this Agreement; or

(iii) any Parent Guarantee that remains outstanding after the Closing.

Section 8.3 Indemnification Procedure. (a) Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 8.1 or 8.2 hereof (an “Indemnified Party”), including any claim by a third party described in Section 8.4, that might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”), which Certificate shall:

(i) state that the Indemnified Party has paid or anticipates it will incur Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid or accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within forty-five (45) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice of objection to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt to agree upon the rights of the respective Parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction as set forth in Section 10.10.

(c) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within forty-five (45) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.3(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.3(b), or shall have been settled with the consent of the Indemnifying Party as described in Section 8.4, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

Section 8.4 Third-Party Claims. (a) If a claim by a third party is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article VIII (other than a claim with respect to Taxes, the procedures for which are covered exclusively in Section 5.9(a)), the Indemnified Party shall promptly notify the Indemnifying Party of such claim. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any third party claim or Action (a “Third-Party Claim”), and the Indemnifying Party may compromise or settle the same; provided, however, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Third Party Claim relating to the matters contemplated hereby if any Indemnified Party is a party thereto or has been threatened to be made a party thereto unless such settlement, compromise or consent includes an unconditional release of each such Indemnified Party from all liability arising or that may arise out of such Third Party Claim and provides solely for monetary relief satisfied or to be satisfied by the Indemnifying Party; provided, however, that if there arises a dispute relating to the Intellectual Property of a third party which dispute may materially impair Purchaser’s or its Affiliates’ ownership or operation of the Business, Sellers, if the Indemnifying Party, shall first obtain the written consent of Purchaser prior to the resolution of such dispute. So long as the Indemnifying Party has agreed to undertake, conduct and control the settlement or defense of such claim and is contesting such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b) The Parties hereto shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of any records and information of the Indemnifying Party that are reasonably relevant to such Third-Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 8.5 Survival of Representations and Warranties. All representations and warranties made herein, shall terminate and expire on, and no Action seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced after, the date which is eighteen (18) months after the Closing Date, unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by delivery of a Certificate in accordance with Section 8.3; provided, however, that (i) the representations and warranties of Sellers contained in Section 3.11 (Environmental Matters) and Section 3.13 (Intellectual Property) shall survive until the date that is three (3) years after the Closing Date; (ii) the representations and warranties of Sellers contained in Section 3.17(k) (Taxes) shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations relative to the liability relating to such representation or warranty without the assertion of any claim in respect thereof by any Governmental Authority or other Person; and (iii) the representations and warranties of Sellers contained in Section 3.1, 3.2, 3.3, 3.4, 3.5(i), 3.20 (such sections, the “Fundamental Representations”) shall survive the Closing without limitation (except as limited by Law).

Section 8.6 Certain Limitations.

(a) Notwithstanding the other provisions of this Agreement to the contrary, Sellers shall not have any indemnification obligations under Section 8.1(a)(ii) unless and until the aggregate amount of all indemnifiable Losses suffered by Purchaser Indemnified Parties for which Purchaser Indemnified Parties would be entitled to indemnification exceeds $6,000,000 (the “Threshold”); provided, however, that Purchaser Indemnified Parties shall not have the right to indemnification pursuant to Section 8.1(a)(ii) for individual amounts (or series of related amounts in the aggregate) below $150,000, and that such amounts shall not count towards the Threshold, whereupon, provided the other requirements of this Article VIII have been complied with, Sellers shall indemnify and hold Purchaser Indemnified Parties harmless for the amount of such indemnifiable Losses which exceed the Threshold, as herein provided; except that: the aggregate amount of indemnifiable Losses, recoverable under Section 8.1(a)(ii) by Purchaser shall be limited to $92,000,000.

Section 8.7 Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 8.1 or 8.2 shall be net of (i) any accruals or reserves on the Final Balance Sheet, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party and (iii) any insurance proceeds or other cash receipts or sources of reimbursement actually received from any third party as an offset against such Loss (each third party referred to in clauses (ii) and (iii), a “Collateral Source”); provided, however, that amounts received from any Collateral Source for purposes of this Section 8.7 shall be net of any Taxes payable on such amounts and all reasonable out-of-pocket costs and expenses incurred in connection with pursuing such recovery. The Indemnified Party shall use commercially reasonable efforts to seek recovery from any available Collateral Source; provided, further, that such Indemnified Party is under no obligation to seek recovery from Collateral Sources before seeking indemnification under this Agreement and in no event shall the Indemnifying Party’s obligation to indemnify and hold harmless the Indemnified Party pursuant to this Article VIII be conditioned upon the status of the recovery of any offsetting amounts from Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.1 or 8.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 8.1 or 8.2. Notwithstanding anything herein to the contrary, in no event shall “Losses” be calculated based upon any multiple of lost earnings or other similar methodology used to value the Business or the Conveyed Companies based on the financial performance or results of operations of the Business or the Conveyed Companies.

Section 8.8 Sole Remedy/Waiver. The Parties hereto acknowledge and agree that, except in respect of claims based upon fraud or willful misconduct, following the Closing, the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy for any misrepresentations, breach of warranties or breach of covenants contained in this Agreement. In furtherance of the foregoing, the Parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any), other than any such rights, claims and causes of action based upon fraud or willful misconduct, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against Sellers or any of their Representatives, or Purchaser or any of its Representatives, as the case may be, arising under or based upon any Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise) for any misrepresentations or breach of warranties contained in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their respective terms or are otherwise breached, the Parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at Law or equity. Notwithstanding anything to the contrary, the Ancillary Agreements shall not be subject to Article VIII but shall be treated in accordance with their terms as separate and distinct agreements.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Purchaser and Sellers;

(b) by either Purchaser, on the one hand, or Sellers, on the other hand, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to April 30, 2008 (unless the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

(c) by either Purchaser, on the one hand, or Seller, on the other hand, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable;

(d) by Purchaser if any of the representations or warranties of Sellers contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.1 or if Sellers have failed to discharge and fulfill any of their covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 6.2, and such inaccuracy or failure has not been cured or is not capable of being cured by the earlier of (i) thirty (30) days from written notice of such failure, inaccuracy or untruth has been given to Sellers or (ii) the Termination Date; or

(e) by Sellers if any of the representations or warranties of Purchaser contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 7.1 or if Purchaser has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 7.2, and such inaccuracy or failure has not been cured or is not capable of being cured by the earlier of (i) thirty (30) days from written notice of such failure, inaccuracy or untruth has been given to Purchaser or (ii) the Termination Date.

Section 9.2 Effect of Termination. (a) In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any Liability to the other Party or their respective Affiliates, directors, officers or employees except for the obligations of the Parties contained in this Article IX and in Section 5.1 (“Information and Documents”), Section 10.1 (“Notices”), Section 10.6 (“Public Disclosure”), Section 10.7 (“Return of Information”), Section 10.8 (“Expenses”) and Section 10.10 (“Governing Law; Jurisdiction; Waiver of Jury Trial”) and except that nothing herein will relieve any Party from Liability for any intentional breach of this Agreement prior to such termination.

(b) In the event this Agreement shall be terminated and at such time any Party is in material breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other Party may have hereunder or otherwise under applicable Law.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission and if receipt thereof is confirmed by machine generated receipt, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

To any Seller:

c/o Covidien

15 Hampshire Street

Mansfield, MA 02048

Attn: Senior Vice President – Business Development

Facsimile: (508) 261-8689

with a copy (which shall not constitute notice) to:

c/o Covidien

15 Hampshire Street

Mansfield, MA 02048

Attn: Vice President – Chief Mergers & Acquisitions Counsel

Facsimile: (508) 261-8544

To Purchaser:

First Quality Enterprises, Inc.

80 Cuttermill Road, Suite 500

Great Neck, New York 11021

Attn: Director, Business Practices

Facsimile: (516) 498-2444

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attn: Randall H. Doud

Facsimile: (917) 777-2524

Section 10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Sellers or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3 Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that Purchaser shall have the right to assign any of its rights hereunder to one or more of its Affiliates without the consent of Sellers; provided that Purchaser shall not be relieved of its obligations under this Agreement as a result of any such assignment.

Section 10.4 Entire Agreement. This Agreement (including all Schedules and Exhibits) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters except for (i) the Confidentiality Agreement which will remain in full force and effect for the term provided for therein if this Agreement is terminated in accordance with Section 9.1 and (ii) any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

Section 10.5 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Sellers or their successors or permitted assigns any rights or remedies under or by reason of this Agreement; provided, however, that Affiliates of Sellers that have provided Parent Guarantees shall be made third party beneficiaries of the obligations of Purchaser set forth in Section 5.8 and Section 8.2(a)(iii).

Section 10.6 Public Disclosure. Neither Purchaser, Sellers, Sellers’ Parent nor Covidien LP, nor any of their respective Affiliates, without the approval of Purchaser, in the case of Sellers, Sellers’ Parent or Covidien LP, and Sellers, in the case of Purchaser, shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law, including federal securities Laws, or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Parties an opportunity (to the extent practical) to comment on such release or announcement in advance of such issuance and to consider such comments in good faith; provided, however, that following the initial public announcement of this Agreement and the transactions contemplated by this Agreement, each of the Parties may make internal announcements to their respective employees, and may make such other announcements to its customers and suppliers, in each case regarding a general description of this Agreement and the transactions contemplated by this Agreement or that are otherwise consistent with the Parties’ permitted prior public disclosures regarding this Agreement and the transactions contemplated by this Agreement.

Section 10.7 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly upon receipt of notice from Sellers destroy or return to Sellers all books and records furnished by

Sellers, any Conveyed Company or any of their respective Affiliates, agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

Section 10.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

Section 10.9 Schedules. (a) The disclosure of any matter in any Schedule shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by Sellers or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

(b) If on any date on or prior to the Closing Date, any of the information in any Schedule is found to be not true, accurate or complete in all material respects on and as of such date, Sellers shall be entitled, by written notice to Purchaser, to amend the Schedules to make such additions to or modifications of such Schedules as are necessary to make the information set forth therein true, accurate and complete in all material respects; provided, however, that any such additions and modifications shall not affect Purchaser’s conditions to Closing set forth in Section 6.1 or Sellers obligations under Article VIII.

Section 10.10 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law principles of such state to the extent that the application of the Laws of another jurisdiction would be required thereby other than §5-1401 of the New York General Obligations Law, which by its terms applies to this Agreement.

(b) With respect to any Action relating to this Agreement (each, a “Proceeding”), each Party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such Party. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties to this Agreement. Each of Sellers and Purchaser irrevocably agrees that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth above shall be effective service of process for any Action in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section.

(c) EACH OF PURCHASER AND SELLERS HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY

HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF PURCHASER AND SELLERS (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

(d) The Parties agree that the prevailing party or parties, as the case may be, in any Action relating to this Agreement shall be entitled to reimbursement of all costs of litigation, including reasonable attorneys’ fees, from the non-prevailing party. For purposes of this Section 10.10(d), each of the “prevailing party” and the “non-prevailing party” in any Action shall be the party designated as such by the court or other appropriate official presiding over such Action, such determination to be made as a part of the judgment rendered thereby.

Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 10.12 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.13 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.15 Sellers’ Parent Guaranty.

(a) Sellers’ Parent is executing this Agreement to guaranty the performance of Sellers with respect to certain of their obligations hereunder. Sellers’ Parent hereby guarantees unconditionally and as a primary obligation that Sellers shall perform all their obligations under Section 2.2, Section 2.4, Section 5.9, Section 5.10 and Article VIII of this Agreement. If Sellers fail to perform any such obligations, Sellers’ Parent shall upon the written request of Purchaser, perform such obligations in a reasonable time upon receipt of said request. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, provided that Sellers’ Parent shall have received notice of the same.

(b) Sellers’ Parent is a corporation, duly organized, validly existing and in good standing under the Laws of Luxembourg. Sellers’ Parent has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Sellers’ Parent of this Agreement, and the performance by Sellers’ Parent of its obligations hereunder, has been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of Sellers’ Parent. This Agreement, when executed and delivered by Sellers’ Parent, assuming due execution and delivery hereof by each of the other parties hereto, constitutes a valid and binding obligation of Sellers’ Parent enforceable against Sellers’ Parent in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) The execution, delivery and performance of this Agreement by Sellers’ Parent, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or comparable organizational document of Sellers’ Parent; (ii) conflict with, result in a breach of, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Sellers’ Parent under any Contract to which Sellers’ Parent is a party and (iii) assuming the accuracy of Section 4.3, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Sellers’ Parent is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not, individually or in the aggregate, reasonably be expected to limit or restrict Sellers’ Parent’s ability to satisfy its obligations under Section 10.15.

(d) The execution and delivery by Sellers’ Parent of this Agreement does not require any Permit.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

UNITED STATES SURGICAL CORPORATION

By:	/s/ Richard J. Meelia
Name:	Richard J. Meelia
Title:	President

TYCO HEALTHCARE RETAIL SERVICES AG

By:	/s/ Michelle Glauser
Name:	Michelle Glauser
Title:	Managing Director

TYCO HEALTHCARE RETAIL GROUP, INC.

By:	/s/ Richard J. Meelia
Name:	Richard J. Meelia
Title:	President

TYCO HEALTHCARE GROUP LP (solely with respect to Section 5.11)

By:	/s/ Richard J. Meelia
Name:	Richard J. Meelia
Title:	President

COVIDIEN INTERNATIONAL FINANCE S.A. (solely with respect to Section 10.15)

By:	/s/ Michelangelo F. Stefani
Name:	Michelangelo F. Stefani
Title:	Managing Director

FIRST QUALITY ENTERPRISES, INC.

By:	/s/ Nader Damaghi
Name:	Nader Damaghi
Title:	President

[SIGNATURE PAGE TO PURCHASE AGREEMENT AND PLAN OF MERGER]